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                           REVOLVING CREDIT AGREEMENT



                         dated as of February 16, 1999,


                                  by and among


                            JACK OF ALL GAMES, INC.,


                               NATIONSBANK, N.A.,


                               THE PROVIDENT BANK,


                                       and


                           NATIONSBANK, N.A., as Agent



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







                                TABLE OF CONTENTS

                                    SECTION 1
                                   DEFINITIONS

1.1      Definitions...........................................................2
1.2      Other General Terms..................................................16

                                    SECTION 2
                            REVOLVING CREDIT FACILITY

2.1      Revolving Credit Loans...............................................18
2.2      Notice and Manner of Borrowing.......................................19
2.3      Swingline Loans......................................................20
2.4      Notes................................................................23
2.5      Termination and Optional Reduction of Commitments....................25
2.6      Interest.............................................................25
2.7      Fees.................................................................26
2.8      Purpose..............................................................27
2.9      Prepayments..........................................................27
2.10     Payments and Computations............................................27


                                    SECTION 3
                                LETTER OF CREDIT

3.1      Letter of Credit Facility............................................29
3.2      Documentation........................................................30
3.3      Fees.................................................................31
3.4      Reimbursement Obligations............................................31
3.5      Expiration of Letters of Credit......................................31
3.6      Participation of Lenders Other Than NationsBank......................32

                                    SECTION 4
                                 REPRESENTATIONS

4.1      Subsidiaries.........................................................35
4.2      Organization and Existence...........................................36
4.3      Authority............................................................36
4.4      Binding Agreements...................................................37
4.5      Litigation...........................................................37
4.6      No Conflicting Agreements............................................37
4.7      Financial Condition..................................................38
4.8      Ownership of Property................................................38
4.9      Intellectual Property................................................39
4.10     Employee Benefit Pension Plans.......................................39
4.11     Taxes................................................................40

4.12     Compliance with Environmental and Other Laws.........................40
4.13     Employee Relations...................................................41
4.14     Investment Company Act; Public Utility Holding
         Company Act; Federal Power Act.......................................41
4.15     No Defaults..........................................................41
4.16     Federal Regulations..................................................42
4.17     Accuracy of Information..............................................42
4.18     Year 2000 Compliance.................................................42
4.19     Survival of Representations and Warranties, Etc......................43

                                    SECTION 5
                               CONDITIONS TO LOANS

5.1      Conditions to Initial Loan...........................................44
5.2      Conditions to Each Loan..............................................47

                                    SECTION 6
                              AFFIRMATIVE COVENANTS

6.1      Financial Statements of Company......................................49
6.2      Financial Statements of Guarantor....................................51
6.3      Borrowing Base and Related Information...............................52
6.4      Collateral Audits; Other Inspections.................................53
6.5      Year 2000 Compliance.................................................53
6.6      Taxes................................................................54
6.7      Payment of Obligations...............................................54
6.8      Insurance............................................................54
6.9      Corporate Existence..................................................55
6.10     Licenses and Permits.................................................55
6.11     Properties...........................................................55
6.12     Employee Benefit Pension Plans.......................................56
6.13     Business Continuation................................................56
6.14     Compliance with Environmental Laws...................................56
6.15     Compliance with Other Applicable Laws................................56
6.16     GAAP.................................................................57
6.17     Landlord Lien Waivers................................................57

                                    SECTION 7
                               FINANCIAL COVENANTS

7.1      Tangible Net Worth...................................................58
7.2      Funded Debt to EBITDA Ratio..........................................58
7.3      EBITDA to Interest Expense Ratio.....................................58

                                    SECTION 8
                               NEGATIVE COVENANTS

8.1      Additional Borrowing.................................................58
8.2      Mortgages and Pledges................................................59
8.3      Merger, Consolidation, or Sale of Assets.............................61
8.4      Contingent Liabilities...............................................61
8.5      Loans................................................................61
8.6      Investments..........................................................62
8.7      Dividends and Purchases of Stock.....................................62
8.8      Sale and Leaseback...................................................62
8.9      Use of Proceeds......................................................62
8.10     Dissolution..........................................................63
8.11     Conduct of Business..................................................63
8.12     Affiliate Transactions...............................................63

                                    SECTION 9
                                EVENTS OF DEFAULT

9        Events of Default....................................................60

                                   SECTION 10
                        SET-OFFS AND SHARING OF PAYMENTS

10.1     Right of Set-off; Adjustments........................................68


                                   SECTION 11
                                    THE AGENT

11.1     Appointment, Powers, and Immunities..................................69
11.2     Reliance By Agent....................................................71
11.3     Defaults.............................................................71
11.4     Rights as Lender.....................................................72
11.5     Indemnification......................................................72
11.6     Non-Reliance on Agent and Other Lenders..............................73
11.7     Resignation of Agent.................................................74

                                   SECTION 12
                            MISCELLANEOUS PROVISIONS

12.1     Expenses; Indemnification............................................74
12.2     Several Obligations of Lenders.......................................76
12.3     Cumulative Rights and No Waiver......................................76
12.4     Amendments and Waivers...............................................76
12.5     Notices..............................................................77
12.6     Applicable Law.......................................................78
12.7     Survivorship.........................................................78
12.8     Execution in Counterparts............................................78

12.9     Headings.............................................................79
12.10    Arbitration..........................................................79
12.11    Entire Agreement.....................................................80




EXHIBITS

A        -        NOTICE OF BORROWING
B        -        REVOLVING CREDIT NOTE
C        -        SWINGLINE NOTE
D        -        SECURITY AGREEMENT
E        -        GUARANTY AGREEMENT
F        -        AUTOBORROW SERVICE AGREEMENT
G        -        BORROWING BASE CERTIFICATE
H        -        COMMERCIAL L/C APPLICATION
I        -        STANDBY L/C APPLICATION

     THIS REVOLVING CREDIT AGREEMENT is made as of this 16th day of February, 1999, by and among JACK OF ALL GAMES, INC. (the "Company"), a New York corporation, with an office located at 14-20B 129th Street, College Point, New York 11356, NATIONSBANK, N.A. ("NationsBank"), a national banking association, with an office located at 1111 East Main Street, Richmond, Virginia 23219, THE PROVIDENT BANK ("Provident"), an Ohio banking corporation, with an office located at One East Fourth Street, Cincinnati, Ohio 45202 (NationsBank and Provident are referred to hereinafter individually as a "Lender" and collectively as the "Lenders"), and NATIONSBANK, N.A., as agent for the Lenders (in such capacity, the "Agent").

     The Company has applied to the Lenders for a revolving credit facility of up to $35,000,000 through and including September 30, 1999, and up to $45,000,000 thereafter, the proceeds of which will be used by the Company to refinance existing indebtedness, for working capital and for other general corporate purposes. The Company has also applied to NationsBank for (1) a swingline facility of up to $3,000,000, the proceeds of which will be used by the Company for daily, short-term borrowing needs, and (2) a letter of credit subfacility under which NationsBank will issue (and each Lender will participate in) letters of credit for the account of the Company. Upon the terms and subject to the conditions contained herein, the Lenders are willing to make such a revolving credit facility and NationsBank is willing to make such a swingline facility and letter of credit subfacility available to the Company.

     ACCORDINGLY, the Company, the Lenders and the Agent agree as follows:


                                    SECTION 1
                                   DEFINITIONS

     1.1 Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:

     "Accounts Receivable" means all of the Company's accounts, accounts receivable and receivables arising from the sale of goods and/or the providing of services by the Company or its predecessors in the ordinary course of business.

     "Advance" means an advance of Revolving Credit Loans made by the Lenders to the Company under the Revolving Credit Facility as provided in Section 2.1 and/or an advance of Swingline Loans made by NationsBank to the Company under the Swingline Facility as provided in Section 2.3, as the context may require.

     "Affiliate" means, as to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by or is under common control with such Person.

     "Agent" means NationsBank, N.A. in its capacity as agent for the Lenders hereunder.

     "Agent's Account" means the account maintained by the Agent at NationsBank, N.A. for the purposes of this Agreement or such other account as may be specified by the Agent.

     "Aggregate Revolving Credit Commitment" means the sum of the Revolving Credit Commitments, as they may be reduced from time to time pursuant to Section
2.5. As of the Closing Date, the Aggregate Revolving Credit Commitment equals
(i) $35,000,000 from and including the Closing Date through and including September 30, 1999, and (ii) $45,000,000 thereafter.

     "Agreement" means this Revolving Credit Agreement, as it may be extended from time to time and as it may be amended from time to time by written agreement, in each case as herein provided.

     "Applicable Margin" (i) means .50% through and including the first day of the month following receipt by the Agent of financial statements of the Company pursuant to Section 6.1(a) as of and for the period ending January 31, 1999, and
(ii) thereafter will be determined by reference to the Funded Debt to EBITDA Ratio in accordance with the following table:

        Funded Debt to EBITDA Ratio                       Applicable Margin
        ---------------------------                       -----------------

        Higher than 3.0 to 1                                     .50%

        Equal to or lower than 3.0 to 1                          .25%
             but higher than 2.0 to 1

        Equal to or lower than 2.0 to 1                           0%


The Applicable Margin will be automatically adjusted as of the first day of the month following receipt by the Agent of financial statements of the Company pursuant to Section 6.1(a), Section 6.1(b) or Section 6.1(c) demonstrating to the Agent's reasonable satisfaction that there has been a change in the Funded Debt to EBITDA Ratio for two (2) consecutive fiscal quarters of the Company which would cause a change in the Applicable Margin in accordance with the preceding table. Any such change will apply to the Loans outstanding on such effective date or made on or after such date.

     "AutoBorrow Service Agreement" means an AutoBorrow Service Agreement between the Company and NationsBank, substantially in the form of Exhibit F attached hereto with the blanks therein appropriately completed.

     "Borrowing Base Certificate" means a certificate, substantially in the form of Exhibit G attached hereto with the blanks therein appropriately completed, listing the Net Eligible Accounts Receivable, the Eligible Inventory and the Collateral Loan Value as of the last day of the most recently ended accounting month of the Company and showing changes therein from the most recent Borrowing Base Certificate previously delivered to the Lenders, the amount of the outstanding Revolving Credit Loans and the amount of the unused Aggregate Revolving Credit Commitment.

     "Borrowing Base Percentage" means, for any period, the ratio, expressed as a percentage, of (i) the sum of the average daily aggregate outstanding principal amount of Revolving Credit Loans and Swingline Loans during such period and the average daily amount of outstanding L/C Obligations during such period, to (ii) the average daily Collateral Loan Value during such period (with the Collateral Loan Value for a day being equal to the Collateral Loan Value listed on the Borrowing Base Certificate most recently delivered to the Lenders).

     "Business Day" means any day, other than a Saturday, Sunday or legal holiday, on which banks in Richmond, Virginia and Charlotte, North Carolina are open for the conduct of their commercial banking business.

     "Capital Lease" means any lease which, in accordance with GAAP, should be capitalized on the balance sheet of the lessee.

     "Capital Lease Obligations" means the aggregate amount which, in accordance with GAAP, should be reported as a liability on the balance sheet of a Person with respect to Capital Leases.

     "Closing Date" means the earlier of the date on which the initial Advance under the Revolving Credit Facility or the Swingline Facility is made and the date on which the initial Letter of Credit is issued hereunder.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute, including the rules or regulations promulgated thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed to also refer to any successor sections.

     "Collateral Loan Value" means, at any date, the sum of (i) eighty percent (80%) of Net Eligible Accounts Receivable as of such date, and (ii) the lesser of (x) fifty percent (50%) of Eligible Inventory as of such date, and (y) $18,000,000.

     "Commercial L/C Application" shall have the meaning assigned thereto in
Section 3.2(a).

     "Company" means Jack of All Games, Inc., a New York corporation, in its capacity as borrower hereunder.

     "Default" means any event, act or condition which, with the giving of notice or lapse of time, or both, would constitute an Event of Default.

     "Dividend Payment Date" shall have the meaning assigned thereto in Section 8.7.

     "Dollars" or "$" means, unless otherwise qualified, dollars in lawful currency of the United States.

     "EBITDA" means, for any period and without duplication, the sum of (i) Net Income for such period, and (ii) the aggregate amount deducted in determining Net Income for such period with respect to interest, taxes, depreciation and amortization.

     "EBITDA to Interest Expense Ratio" means the ratio of (i) the difference between (x) EBITDA for the four-quarter period ending on the date of measurement and (y) the aggregate amount of dividends and other distributions paid by the Company to the Guarantor and any other stockholders of the Company during such four-quarter period, to (ii) Interest Expense for such four-quarter period; provided, however, that (i) for purposes of measuring this ratio for the four-quarter period ending January 31, 1999, EBITDA and Interest Expense for the one-quarter period ending January 31, 1999, will be used and will be annualized by multiplying such EBITDA and Interest Expense by four, (ii) for purposes of measuring this ratio for the four-quarter period ending April 30, 1999, EBITDA and Interest Expense for the two-quarter period ending April 30, 1999, will be used and will be annualized by multiplying such EBITDA and Interest Expense by two, and (iii) for purposes of measuring this ratio for the four-quarter period ending July 31, 1999, EBITDA and Interest Expense for the three-quarter period ending July 31, 1999, will be used and will be annualized by multiplying such EBITDA and Interest Expense by 1.33.

     "Eligible Inventory" means, except as provided below, all Inventory, valued at book value. Eligible Inventory shall not include (i) work in process and supplies, (ii) Inventory financed by NationsCredit Commercial Corporation and other Inventory in which the Agent as agent for the Lenders does not have a first priority, perfected security interest (including, without limitation, Inventory in which any other lender has a security interest of higher priority than the security interest of the Agent as agent for the Lenders), (iii) Inventory on consignment, (iv) repossessed Inventory, (v) obsolete Inventory,
(vi) Inventory that is not in good condition or that fails to meet government standards, and (vii) other Inventory that either Lender determines to be ineligible based on the application of commercially reasonable underwriting standards.

     "Environmental Laws" means any and all federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute, including the rules and regulations promulgated thereunder, in each case as in effect from time to time. References to sections of ERISA will be construed to also refer to any successor sections.

     "Event of Default" shall have the meaning assigned thereto in Section 9.

     "Federal Funds Rate" means, for any date, the simple interest rate per annum (rounded upwards, if necessary to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Agent (in its individual capacity) on such day on such transactions as reasonably determined by the Agent.

     "Funded Debt" means, at any date and without duplication, the sum of (i) all indebtedness for borrowed money of the Company, including, without limitation, all indebtedness of the Company evidenced by bonds, debentures, notes and other similar instruments, (ii) all obligations of the Company to pay the deferred purchase price of property or services, other than accounts payable and accrued expenses arising in the ordinary course of business, (iii) all Capital Lease Obligations of the Company and (iv) all indebtedness of any other Person secured by any security interest in or other lien on any asset of the Company or guaranteed by the Company.

     "Funded Debt to EBITDA Ratio" means the ratio of Funded Debt as of the date of measurement to EBITDA for the four-quarter period ending on such date; provided, however, that (i) for purposes of measuring this ratio for the four-quarter period ending January 31, 1999, EBITDA for the one-quarter period ending January 31, 1999, will be used and will be annualized by multiplying such EBITDA by four, (ii) for purposes of measuring this ratio for the four-quarter period ending April 30, 1999, EBITDA for the two-quarter period ending April 30, 1999, will be used and will be annualized by multiplying such EBITDA by two, and
(iii) for purposes of measuring this ratio for the four-quarter period ending July 31, 1999, EBITDA for the three-quarter period ending July 31, 1999, will be used and will be annualized by multiplying such EBITDA by 1.33.

     "GAAP" means generally accepted accounting principles, as recognized from time to time by the Accounting Principles Board of the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained on a consistent basis throughout the period indicated and consistent with the prior financial practice of the applicable Person(s).

     "Governmental Authority" means any government or political subdivision or any court, agency, authority, department, commission, board, bureau or instrumentality thereof.

     "Guarantor" means Take-Two Interactive Software, Inc., a Delaware corporation, and the owner of 100% of the issued and outstanding capital stock of the Company.

     "Guaranty" means the Guaranty Agreement dated February 16, 1999, substantially in the form of Exhibit E attached hereto with the blanks therein appropriately completed, pursuant to which the Guarantor has unconditionally guaranteed all obligations of the Company to the Lenders and the Agent.

     "Hazardous Materials" means any substances or materials (i) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants or toxic substances under any Environmental Law, (ii) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority having jurisdiction over the matter, (iii) the presence of which requires investigation or remediation under any Environmental Law, (iv) the discharge or emission or release of which requires a permit or license under any Environmental Law, (v) which are found by a court of competent jurisdiction or by any Governmental Authority having jurisdiction over the matter to constitute a nuisance, a trespass or pose a health or safety hazard to persons or neighboring properties, (vi) which consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance of the type listed in any other part of this definition, or (vii) which contain asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

     "Interest Expense" means, for any period, the interest expense of the Company (including, without limitation, the portion of any obligations under Capital Leases of the Company allocable to interest expense) determined in accordance with GAAP for such period.

     "Inventory" means all of the inventory of the Company, including all raw materials, work in process and finished goods of every kind and character.

     "Issuance Fee" means one-eighth of one percent (1/8 of 1%).

     "Issuing Lender" means NationsBank, N.A., in its capacity as issuer of the Letters of Credit hereunder.

     "L/C Application" means a Commercial L/C Application or a Standby L/C Application.

     "L/C Fee" means one and one-half percent (1-1/2%) per annum.

     "L/C Obligations" means, at any time, an amount equal to the sum of (i) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit, and (ii) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.4.

     "Lenders" means NationsBank and Provident.

     "Letters of Credit" shall have the meaning assigned thereto in Section 3.1.

     "Loan Documents" means this Agreement, the Revolving Credit Notes, the Swingline Note, the Security Agreement, the Guaranty, the L/C Applications, the Letters of Credit and each other document, agreement and instrument executed and delivered by the Company, the Guarantor or any of their respective Subsidiaries in connection with this Agreement or otherwise referred to herein or contemplated hereby, all as they may be amended, restated, supplemented or otherwise modified from time to time.

     "Loans" means the Revolving Credit Loans and the Swingline Loans.

     "Material Adverse Effect" means a material adverse effect upon (i) the business, assets, properties, liabilities, condition (financial or otherwise), results of operations or business prospects of the Company or the Guarantor,
(ii) the ability of the Company or the Guarantor to perform any obligation under this Agreement or any other Loan Document to which it is a party, (iii) the legality, validity, binding effect or enforceability of any Loan Document, or
(iv) the ability of the Lenders and the Agent to enforce any rights or remedies under or in connection with any Loan Document.

     "Merger Transactions" means (i) the merger of Jack of All Games, Inc., an Ohio corporation, with and into Alliance Inventory Management, Inc., a New York corporation, as described in the Certificate of Merger of Jack of All Games, Inc. and Alliance Inventory Management,, Inc. dated February 1, 1999, with Alliance Inventory Management, Inc. as the surviving corporation, and (2) the change of Alliance Inventory Management, Inc.'s name to Jack of All Games, Inc.

     "NationsBank" means NationsBank, N.A., a national banking association, and its successors.

     "Net Eligible Accounts Receivable" means, except as provided below, all Accounts Receivable with respect to which the Company's right to receive payment is absolute and not contingent upon the fulfillment of any condition whatsoever. Net Eligible Accounts Receivable shall not include: (i) in the case of Accounts Receivable which are not covered by the Company's receivables insurance, any such Account Receivable which remains unpaid more than ninety (90) days past the date of the applicable invoice, (ii) in the case of Accounts Receivable which are covered by the Company's receivables insurance, any such Account Receivable which remains unpaid more than sixty (60) days past its due date (based on a due date of not more than sixty (60) days past the date of the applicable invoice),
(iii) the portion of any Account Receivable with respect to which there exists a right of set-off or counterclaim, a defense or a discount (other than a regular discount allowed in the ordinary course of the Company's business to promote prompt payment) or with respect to which a set-off, counterclaim or defense has been asserted, (iv) any Account Receivable which arises out of a contract or order which by its terms forbids or makes void or unenforceable any assignment by the Company to the Agent as agent for the Lenders, (v) any Account Receivable which represents an obligation of an account debtor when fifty percent (50%) or more of the Accounts Receivable owing from such account debtor remain unpaid more than ninety (90) days past the date of the applicable invoice, (vi) any Account Receivable arising from a "sale on approval," "sale or return," "consignment" or any other repurchase or return agreement, (vii) the portion of the total amount of Accounts Receivable owing from any particular account debtor which exceeds fifty percent (50%) of the aggregate amount of Accounts Receivable, (viii) any Account Receivable with respect to which either Lender is not or does not continue to be satisfied with the credit standing of the applicable account debtor in relation to the amount of credit extended, (ix) any Account Receivable owing from any Affiliate, director, officer or employee of the Company, (x) any Account Receivable owing from an account debtor which is not incorporated or otherwise organized under the laws of one of the states of the United States or one of the provinces of Canada in the case of an entity or who is not a resident of the United States or Canada in the case of an individual (provided that not more than $1,500,000 of Accounts Receivable owing from Canadian account debtors may be included in Net Eligible Accounts Receivable at any given time), and (xi) any other Account Receivable that either Lender determines to be ineligible based on the application of commercially reasonable underwriting standards.

     "Net Income" means, for any period, the net income (or net loss) of the Company determined in accordance with GAAP for such period.

     "Notes" means the Revolving Credit Notes and the Swingline Note.

     "Notice of Borrowing" means a notice, substantially in the form of Exhibit A attached hereto with the blanks therein appropriately completed, required under Section 2.2 in connection with each Advance of Revolving Credit Loans.

     "PBGC" means the Pension Benefit Guaranty Corporation as created under ERISA, or any successor thereto under ERISA.

     "Permitted Investments" means (i) cash, (ii) cash equivalents, (iii) certificates of deposit issued by banks that are members of the Federal Reserve System and have total assets of not less than $1,000,000,000, (iv) direct obligations of the United States of America, (v) obligations of agencies of the United States Government if the payment of all principal and interest thereof is guaranteed by the United States of America, and (vi) stock or other ownership interests in Subsidiaries.

     "Person" means an individual, corporation, limited liability company, partnership, association, trust, business trust, joint venture, joint stock company, pool, syndicate, sole proprietorship, unincorporated organization, Governmental Authority or any other form of entity or group thereof.

     "Prime Rate" means the rate which NationsBank establishes from time to time as its prime rate, with any change of interest resulting from a change in the Prime Rate being effective on the effective date of each change therein. The Company acknowledges and agrees that the Prime Rate is a reference used in determining interest rates on certain loans by NationsBank and is not intended to be the lowest rate of interest charged on any extension of credit to any customer.

     "Provident" means The Provident Bank, an Ohio banking corporation, and its successors.

     "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System of the United States, as it may be amended from time to time.

     "Required Lenders" means NationsBank and Provident.

     "Revolving Credit Commitment" means (i) in the case of NationsBank, $21,000,000 from and including the Closing Date through and including September 30, 1999, and $27,000,000 thereafter, and (ii) in the case of Provident, $14,000,000 from and including the Closing Date through and including September 30, 1999, and $18,000,000 thereafter, in each case as the same may be reduced from time to time pursuant to Section 2.5.

     "Revolving Credit Commitment Percentage" means, (i) in the case of NationsBank, sixty percent (60%), and (ii) in the case of Provident, forty percent (40%).

     "Revolving Credit Facility" means the revolving credit facility established pursuant to Section 2.

     "Revolving Credit Loans" shall have the meaning assigned thereto in Section 2.1.

     "Revolving Credit Notes" shall have the meaning assigned thereto in Section 2.4(a).

     "Revolving Credit Termination Date" means February 28, 2001.

     "Security Agreement" means the Security Agreement dated February 16, 1999, between the Company and the Agent as agent for the Lenders, substantially in the form of Exhibit D attached hereto with the blanks therein appropriately completed, pursuant to which the Company has granted the Agent as agent for the Lenders a security interest in all of the Company's accounts, inventory, equipment, general intangibles, securities and other personal property to secure all obligations of the Company to the Lenders and the Agent.

     "Standby L/C Application" shall have the meaning assigned thereto in
Section 3.2(b).

     "Subsidiary" means, as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity is at the time, directly or indirectly, owned by such Person (irrespective of whether, at the time, capital stock or other ownership interests of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency).

     "Swingline Commitment" means Three Million Dollars ($3,000,000.00).

     "Swingline Facility" means the swingline facility established pursuant to
Section 2.3.

     "Swingline Loans" shall have the meaning assigned thereto in Section
2.3(a).

     "Swingline Note" shall have the meaning assigned thereto in Section 2.4(b).

     "Tangible Net Worth" means, at any date, the amount by which the total tangible assets of the Company exceeds the total liabilities of the Company; provided that, in calculating Tangible Net Worth, there will be excluded from total tangible assets (i) goodwill, including any amounts, howsoever designated, representing the excess of the purchase price paid for stock or assets acquired over the book value assigned thereto, (ii) patents, trademarks, service marks, trade names and copyrights, (iii) all amounts due to the Company from any Affiliate, director, officer or employee or member of any of their immediate families, and (iv) all other assets which would be classified as intangible assets in accordance with GAAP.

     "Unused Commitment Fee Percentage" means .125%.

     "Written" or "in writing" means any form of written communication, including communication by means of telefacsimile, telex, telecopier, telegraph or cable.

     1.2 Other General Terms. (a) Section References, Etc. Unless otherwise specified, a reference in this Agreement to a particular section, subsection, schedule or exhibit is a reference to that section, subsection, schedule or exhibit of this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or the plural will include the singular and plural.

     (b) Defined Terms. Unless otherwise specified, all capitalized terms defined in this Agreement will have the defined meanings when used in this Agreement, the Notes, the Security Agreement, the Guaranty and the other Loan Documents or any certificate, report or other document made or delivered pursuant to this Agreement.

     (c) Other References. The words "hereof," "herein," and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

     (d) Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not specifically defined or specified herein shall have the meanings generally attributed to such terms under GAAP as in effect on the Closing Date. In the event that changes in GAAP shall be mandated by the Financial Accounting Standards Board, or any similar accounting body of comparable standing, or shall be recommended by the Company's or the Guarantor's certified public accountants, to the extent that such changes would modify any accounting terms used herein or in any other Loan Document or the interpretation or computation thereof, such changes shall be followed in defining such accounting terms only from and after the date the Company and the Required Lenders shall have amended this Agreement to the extent necessary to reflect any such changes in the financial covenants and other terms and conditions of this Agreement.

                                    SECTION 2
                           REVOLVING CREDIT FACILITY

     2.1 Revolving Credit Loans. (a) Upon the terms and subject to the conditions contained in this Agreement, each Lender severally and not jointly agrees to make loans (herein referred to collectively as the "Revolving Credit Loans") to the Company, at any time and from time to time on or after the date of this Agreement and prior to the Revolving Credit Termination Date; provided that the aggregate principal amount of all outstanding Revolving Credit Loans does not at any time exceed the lesser of (i) the Aggregate Revolving Credit Commitment, and (ii) the Collateral Loan Value (as shown on the Borrowing Base Certificate most recently delivered to the Lenders), in either case minus the sum of the aggregate principal amount of all outstanding Swingline Loans and the L/C Obligations; and provided further that the aggregate principal amount of all outstanding Revolving Credit Loans from any Lender does not at any time exceed the lesser of (i) the Revolving Credit Commitment of such Lender, and (ii) such Lender's Revolving Credit Commitment Percentage of the Collateral Loan Value (as shown on the Borrowing Base Certificate most recently delivered to the Lenders), in either case minus such Lender's Revolving Credit Commitment Percentage of the sum of the aggregate principal amount of all outstanding Swingline Loans and the L/C Obligations. Within such limits, the Company may borrow, repay and reborrow hereunder on or after the date of this Agreement and prior to the Revolving Credit Termination Date, subject to the terms, provisions and limitations set forth herein.

     (b) Each Advance of Revolving Credit Loans will be made ratably by the Lenders in accordance with their respective Revolving Credit Commitment Percentages; provided, however, that the failure of any Lender to make any Revolving Credit Loan will not in itself relieve any other Lender of its obligation to lend hereunder.

     2.2 Notice and Manner of Borrowing. (a) The Company will deliver to the Agent a Notice of Borrowing in connection with each requested Advance of Revolving Credit Loans (which Notice of Borrowing may be given by telecopy, telex or telegraph, or by telephone, if immediately confirmed by a written Notice of Borrowing), as early as reasonably possible and in any event prior to 11:30 a.m., Charlotte, North Carolina time, on the proposed borrowing date. Each Notice of Borrowing will specify the proposed borrowing date, which will be a Business Day, and the aggregate amount of requested Revolving Credit Loans, which will be in an aggregate principal amount of $1,000,000 or an integral multiple of $500,000 in excess thereof.

     (b) Upon receipt of a Notice of Borrowing, the Agent will promptly notify each Lender by telephone, telex, or telecopy of the contents thereof, including the amount of such Lender's Revolving Credit Commitment Percentage of the requested Revolving Credit Loans. If a Notice of Borrowing is received by the Agent prior to 11:30 a.m., Charlotte, North Carolina time, the Agent will provide such notice to each Lender not later than 1:00 p.m., Charlotte, North Carolina time, on the day on which such notice is received. Subject to the satisfaction of all conditions precedent thereto as set forth herein, each Lender will, not later than 3:00 p.m.,

Charlotte, North Carolina time, on the date specified in the Notice of Borrowing, deposit to the Agent's Account, in federal or other immediately available funds, such Lender's Revolving Credit Commitment Percentage of the requested Revolving Credit Loans. Unless the Agent shall have received prior notice from a Lender (by telephone or otherwise, such notice to be promptly confirmed by telex, telecopy or other writing) that such Lender will not make available such Lender's Revolving Credit Commitment Percentage of the requested Revolving Credit Loans, the Agent may assume that such Lender has made its portion of the requested Revolving Credit Loans available to the Agent on the requested funding date in accordance with this Section 2.2(b), and the Agent may, in reliance upon such assumption, make available to the Company on such date a corresponding amount. If and to the extent such Lender shall not have made its portion of the requested Revolving Credit Loans available to the Agent, such Lender and the Company severally agree to repay to the Agent forthwith on demand (but without duplication) such corresponding amount together with interest thereon for each day from the date such amount is made available to the Company until the date such amount is repaid to the Agent (i) with respect to the Company, at the interest rate applicable at the time to the Revolving Credit Loans, or (ii) with respect to the Lender, at the Federal Funds Rate, with such rate to change as of the date of each change in the Federal Funds Rate. Such payment by the Company, however, will be without prejudice to its rights against such Lender. If such Lender shall repay to the Agent such corresponding amount together with interest, such amount so repaid shall constitute such Lender's portion of the applicable Revolving Credit Loans for purposes of this Agreement, which Revolving Credit Loans shall be deemed to have been made by such Lender on the borrowing date applicable thereto, but without prejudice to the Company's rights against such Lender.

     2.3 Swingline Loans. (a) Upon the terms and subject to the conditions contained in this Agreement, NationsBank agrees to make loans (herein referred to collectively as the "Swingline Loans") to the Company at any time and from time to time on or after the date of this Agreement and prior to the Revolving Credit Termination Date; provided that the aggregate principal amount of all outstanding Swingline Loans does not at any time exceed the lesser of (i) the Swingline Commitment, and (ii) the lesser of (x) the Aggregate Revolving Credit Commitment, and (y) the Collateral Loan Value (as shown on the Borrowing Base Certificate most recently delivered to the Lenders), in each case minus the sum of the aggregate principal amount of all outstanding Revolving Credit Loans and the L/C Obligations. Within such limits, the Company may borrow, repay and reborrow under this Section 2.3(a) on or after the date of this Agreement and prior to the Revolving Credit Termination Date, subject to the terms, provisions and limitations set forth herein. If NationsBank has received written notice from a Lender that a Default or an Event of Default has occurred, no Swingline Loans will be made while such Default or Event of Default is continuing.

     (b) On any Business Day, NationsBank may, in its sole discretion, give notice to the Lenders (other than NationsBank) and the Agent that the outstanding Swingline Loans will be repaid with the proceeds of an Advance under the Revolving Credit Facility (provided that such notice will be deemed to have been automatically given upon the occurrence of an Event of Default), and NationsBank will in any event not less often than once every two (2) weeks repay the outstanding Swingline Loans with an Advance under the Revolving Credit Facility, in which case an Advance of Revolving Credit Loans will be made on the immediately succeeding Business Day by all of the Lenders ratably based upon each Lender's Revolving Credit Commitment Percentage, and the proceeds thereof will be applied directly to repay NationsBank for such outstanding Swingline Loans. Each Lender hereby irrevocably agrees to make Revolving Credit Loans upon one (1) Business Day's notice in the amount and in the manner specified in the preceding sentence and on the date specified in writing by the Agent notwithstanding (i) that the amount of such borrowing may not comply with the minimum borrowing amounts otherwise required hereunder, (ii) whether any conditions specified in Section 5 are then satisfied, (iii) whether a Default or Event of Default has occurred and is continuing, and (iv) any reduction in the Aggregate Revolving Credit Commitment after any such Swingline Loans were made. In the event that any Advance under the Revolving Credit Facility pursuant to this Section 2.3(b) cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of any bankruptcy or insolvency proceeding with respect to the Company), each Lender (other than NationsBank) hereby agrees that it will forthwith purchase from NationsBank (without recourse or warranty) a participation in the outstanding Swingline Loans as shall be necessary to cause the Lenders to share in such Swingline Loans ratably based upon their respective Revolving Credit Commitment Percentages, provided that all interest payable on the Swingline Loans shall be for the account of NationsBank until the date the respective participations are purchased and, to the extent attributable to the participations, interest shall be payable to the Lenders purchasing such participations from and after such date of purchase.

     (c) Unless there is an AutoBorrow Service Agreement in effect between the Company and NationsBank (in which case it will govern the mechanics of Advances under the Swingline Facility), whenever the Company desires an Advance under the Swingline Facility, it shall deliver to NationsBank irrevocable notice thereof (which notice may be in writing, including by telecopy, telex or telegraph, or by telephone, if immediately confirmed in writing, substantially in the form of a Notice of Borrowing) not later than 3:00 p.m., Charlotte, North Carolina time, on the proposed borrowing date. Such notice will specify the proposed borrowing date, which will be a Business Day, and the principal amount of Swingline Loans requested.

     2.4 Notes. (a) The obligation of the Company to repay the Revolving Credit Loans will be evidenced by the Company's revolving credit notes (the "Revolving Credit Notes") payable to the order of each of the Lenders at the office of the Agent at 101 N. Tryon Street, 15th Floor, Charlotte, North Carolina 28255, or such other place as the Agent may from time to time designate, each of which will be substantially in the form of Exhibit B attached hereto with the blanks therein appropriately completed, dated as of the date of this Agreement and payable on the Revolving Credit Termination Date, on which date the entire unpaid principal balance of the Revolving Credit Notes and all interest accrued thereon will be due and payable in full. Each Lender is hereby authorized to record on its Revolving Credit Note or on its internal records the amount and date of each Advance of Revolving Credit Loans made by it and the date and amount of each repayment of principal of Revolving Credit Loans made to it; provided that the failure to make any such notation or any error therein will not affect the Company's obligation with respect to such Revolving Credit Loans. Absent manifest error, the information so recorded by a Lender will be prima facie evidence of the amount owed.

     (b) The obligation of the Company to repay the Swingline Loans will be evidenced by the Company's swingline note (the "Swingline Note") payable to the order of NationsBank at its office at 1111 East Main Street, Richmond, Virginia 23219, or such other place as NationsBank may from time to time designate, substantially in the form of Exhibit C attached hereto with the blanks therein appropriately completed, dated as of the date of this Agreement and payable on the Revolving Credit Termination Date, on which date the entire unpaid principal balance of the Swingline Note and all accrued interest thereon will be due and payable in full. NationsBank is hereby authorized to record on the Swingline Note or on its internal records the amount and date of each Swingline Loan made by it and the date and amount of each repayment of principal of Swingline Loans made to it; provided that the failure to make any such notation or any error therein will not affect the Company's obligation with respect to the Swingline Loans. Absent manifest error, the information so recorded by NationsBank will be prima facie evidence of the amount owed.

     2.5 Termination and Optional Reduction of Commitments. (a) The Revolving Credit Commitment of each Lender and the Swingline Commitment will terminate on the Revolving Credit Termination Date and the aggregate unpaid principal amount of all Revolving Credit Loans and Swingline Loans, together with all accrued and unpaid interest thereon, and all other amounts payable under this Agreement and the other Loan Document with respect to the Loans will be paid by the Company to the Agent for the account of the Lenders, the Issuing Lender or the Agent, as the case may be, on such date.

     (b) The Company may, at any time upon at least three (3) Business Days' prior written notice to the Agent, terminate the Revolving Credit Commitments of the Lenders or ratably reduce the respective Revolving Credit Commitments of the Lenders to an amount not less than the sum of the aggregate principal amount of the Loans then outstanding (after giving effect to any contemporaneous prepayment thereof) and the L/C Obligations, without penalty or premium; provided that the aggregate amount of any such reduction shall be in the amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof. Such notice of termination or reduction may be in writing including by telecopy, telex or telegraph, or by telephone if promptly confirmed in writing. From the effective date of any such termination or reduction, the obligation of the Company to pay the unused commitment fee under Section 2.7(b) will thereupon correspondingly be reduced.

     (c) The Company agrees to pay to the Agent for the ratable benefit of the Lenders a prepayment fee equal to one percent (1%) of the Aggregate Revolving Credit Commitment immediately prior to the effective date of termination in the event that the Company terminates the Revolving Credit Commitments of the Lenders under Section 2.5(b) above or otherwise prior to the Revolving Credit Termination Date.

     2.6 Interest. (a) The Revolving Credit Loans will bear interest at the Prime Rate plus the Applicable Margin, with such rate to change on the effective date of each change in the Prime Rate and on the effective date of each change in the Applicable Margin.

     (b) The Swingline Loans will bear interest at the Prime Rate plus the Applicable Margin, with such rate to change on the effective date of each change in the Prime Rate and on the effective date of each change in the Applicable Margin.

     (c) Interest on the Loans will be computed on the basis of the actual number of days elapsed over a year of 360 days. Accrued interest on the Revolving Credit Loans will be due and payable on the first day of each month, when the Revolving Credit Loans are paid in full, and on the Revolving Credit Termination Date; and accrued interest on the Swingline Loans will be due and payable on the first day of each month and on the Revolving Credit Termination Date.

     (d) Any principal amount which is not paid when due and, to the extent permitted by applicable law, any installment of interest which is not paid when due will, at the option of either Lender, bear interest at a rate two percent (2%) per annum above the otherwise applicable rate.

     2.7 Fees. (a) On or before the Closing Date, the Company will pay to the Agent for the ratable benefit of the Lenders a commitment fee with respect to the Revolving Credit Facility equal to $175,000, which commitment fee will be fully earned by the Lenders and non-refundable once paid.

     (b) The Company will also pay to the Agent for the ratable benefit of the Lenders, on March 31, 1999, and quarterly in arrears thereafter on the last day of each calendar quarter occurring prior to the Revolving Credit Termination Date and on the Revolving Credit Termination Date, an unused commitment fee with respect to the Revolving Credit Facility. Each installment of such unused commitment fee will be equal to the product of (i) the Unused Commitment Fee Percentage, multiplied by (ii) the daily average amount during the fiscal quarter or other applicable period then ending by which (x) the Aggregate Revolving Credit Commitment exceeded (y) the sum of the aggregate principal amount of all outstanding Revolving Credit Loans and the L/C Obligations, multiplied by (iii) a fraction, the numerator of which is the number of days in the fiscal quarter or other applicable period then ending and the denominator of which is 360.

     (c) The Company will also pay to the Agent for its own account, on the Closing Date and on each anniversary of the Closing Date occurring prior to the Revolving Credit Termination Date, an annual agent's fee equal to $13,500.

     2.8 Purpose. The Company will use the proceeds of Advances under the Revolving Credit Facility to refinance existing indebtedness owing to NationsBank and Provident, for working capital and for other general corporate purposes, and the Company will use the proceeds of Advances under the Swingline Facility for its daily, short-term borrowing needs.

     2.9 Prepayments. (a) Mandatory. If, at any time, the aggregate principal amount of all outstanding Revolving Credit Loans exceeds the lesser of (i) the Aggregate Revolving Credit Commitment, and (ii) the Collateral Loan Value (as shown on the Borrowing Base Certificate most recently delivered to the Lenders), in either case minus the sum of the aggregate principal amount of all outstanding Swingline Loans and the L/C Obligations, the Company will immediately prepay the Revolving Credit Loans, without premium or penalty, in an amount sufficient to eliminate such excess, with any such prepayment to be applied ratably to reduce each Lender's Revolving Credit Loans based on such Lender's Revolving Credit Commitment Percentage.

     (b) Voluntary. The Company may prepay all or any part of the Revolving Credit Loans or the Swingline Loans at any time and from time to time without premium or penalty, with any such prepayment of the Revolving Credit Loans to be applied ratably to reduce each Lender's Revolving Credit Loans based on such Lender's Revolving Credit Commitment Percentage.

     2.10 Payments and Computations. (a) Each payment of principal, interest and fees hereunder and under the Notes (including, without limitation, each reimbursement payment and other payment of principal, interest and fees with respect to any Letter of Credit) will be made not later than 11:30 a.m., Charlotte, North Carolina time, on the day when due, in federal or other immediately available funds, without setoff, deduction or counterclaim, by payment of such funds to the Agent's Account for the account of the Lenders, the Issuing Lender or the Agent, as the case may be. Amounts received after 11:30 a.m., Charlotte, North Carolina time, on any day shall be deemed received on the next succeeding Business Day with interest continuing to accrue for the ratable benefit of the Lenders until the payment is made. With respect to any such payment received for the account of the Lenders, the Agent will promptly thereafter cause to be wire transferred ratably to each Lender like funds for the account of such Lender in the amount thereof on the day such funds are deemed received by the Agent. Whenever any payment to be made under this Agreement or any Note (including, without limitation, each reimbursement payment and other payment of principal, interest and fees with respect to any Letter of Credit) shall be stated to be due on a day other than a Business Day, such payment will be made on the next succeeding Business Day with interest continuing to accrue for the ratable benefit of the Lenders until the payment is made.

     (b) If at any time funds are received by and available to the Agent which are not sufficient to pay fully all amounts of principal, interest and fees then due hereunder, such funds will be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

     (c) Unless the Agent shall have received notice from the Company prior to the date on which any payment is due to the Agent for the account of the Lenders hereunder that the Company will not make such payment, the Agent may assume that the Company has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Company has not in fact made such payment, then each of the Lenders severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the Federal Funds Rate, with such rate to change as of the date of each change in the Federal Funds Rate.

     (d) If any Lender shall fail to make any payment required to be made by it under this Agreement, the Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Agent for the account of such Lender to satisfy such Lender's obligations under this Agreement until all such unsatisfied obligations are fully paid.

                           SECTION 3 LETTER OF CREDIT

     3.1 Letter of Credit Facility. Upon the terms and subject to the conditions contained in this Agreement and in the applicable L/C Applications, including, without limitation, the agreements of the other Lenders contained in Section 3.6, the Issuing Lender agrees to issue irrevocable letters of credit (herein referred to collectively as the "Letters of Credit") for the account of the Company, at any time and from time to time on or after the date of this Agreement and prior to the Revolving Credit Termination Date, in an aggregate stated amount which, when added to the aggregate unpaid reimbursement obligations then outstanding under the L/C Applications, will not exceed at any time outstanding the lesser of (i) the Aggregate Revolving Credit Commitment, and (ii) the Collateral Loan Value (as shown on the Borrowing Base Certificate most recently delivered to the Lenders), in each case minus the aggregate principal amount of all outstanding Revolving Credit Loans and all outstanding Swingline Loans.

     3.2 Documentation. (a) Not less than one (1) Business Day prior to the date a commercial Letter of Credit is to be issued for its account, the Company will complete, execute and deliver to the Issuing Lender (with a copy to each other Lender) an Application and Agreement for Commercial Letter of Credit (each, a "Commercial L/C Application"), each substantially in the form of Exhibit H attached hereto with the blanks therein appropriately completed, and such other documents as the Issuing Lender may reasonably require in connection therewith. Each commercial Letter of Credit issued by the Issuing Lender will be subject to the terms and conditions of the Commercial L/C Application pursuant to which it is issued as well as the terms and conditions of this Agreement. In the event of a conflict between the provisions of a Commercial L/C Application and the provisions of this Agreement, the provisions of this Agreement will govern.

     (b) Not less than one (1) Business Day prior to the date a standby Letter of Credit is to be issued for its account, the Company will complete, execute and deliver to the Issuing Lender (with a copy to each other Lender) an Application and Agreement for Standby Letter of Credit (each, a "Standby L/C Application"), each substantially in the form of Exhibit I attached hereto with the blanks therein appropriately completed, and such other documents as the Issuing Lender may reasonably require in connection therewith. Each standby Letter of Credit issued by the Issuing Lender will be subject to the terms and conditions of the Standby L/C Application pursuant to which it is issued as well as the terms and conditions of this Agreement. In the event of a conflict between the provisions of a Standby L/C Application and the provisions of this Agreement, the provisions of this Agreement will govern.

     3.3 Fees. For each Letter of Credit issued under the terms of this Agreement, the Company will pay to the Issuing Lender at the time of issuance an Issuance Fee and a L/C Fee based on the stated amount and term of the Letter of Credit. Such fees will be fully earned at the time such Letter of Credit is issued and nonrefundable. The Company will also pay the Issuing Lender when due its customary administrative fees as they may be established or altered from time to time for issuing Letters of Credit and for honoring drafts thereunder and, if applicable, for transferring, amending or extending such Letters of Credit. Nothing contained herein, however, shall obligate the Issuing Lender to transfer, amend or extend beyond its original maturity date any Letter of Credit.

     3.4 Reimbursement Obligations. The Company will pay to the Issuing Lender promptly upon demand any and all amounts paid by the Issuing Lender under any Letter of Credit, as provided in the applicable L/C Application, together with interest on such amount from the date such amount was paid by the Issuing Lender to the date it receives payment in federal or other immediately available funds, at the Prime Rate plus the Applicable Margin, with such rate to change as of the effective date of each change in the Prime Rate and the effective date of each change in the Applicable Margin. Such interest shall be computed for the actual number of days elapsed over a year of 360 days.

     3.5 Expiration of Letters of Credit. Unless all of the Lenders otherwise agree, each commercial Letter of Credit issued under the provisions of this Agreement shall expire not later than six (6) months after its date of issuance, each standby Letter of Credit issued under the provisions of this Agreement shall expire not later than one (1) year after its date of issuance and no Letter of Credit shall expire after the Revolving Credit Termination Date.

     3.6 Participation of Lenders Other Than NationsBank. (a) The Issuing Lender hereby irrevocably sells and assigns to each other Lender, and each other Lender hereby irrevocably acquires from the Issuing Lender, a risk participation in the Letter of Credit facility established pursuant to this Section 3 and in each Letter of Credit issued hereunder, and a participation in all collateral securing the L/C Obligations, equal in each case to such other Lender's Revolving Credit Commitment Percentage.

     (b) Upon receiving written notice from the Issuing Lender that a beneficiary has presented a request for a drawing under a Letter of Credit (which the Issuing Lender has determined in its sole discretion to honor) which notice specifies the amount of the requested drawing and that the Company may not then borrow such amount under Section 2 of this Agreement, each other Lender agrees to pay to the Issuing Lender, in immediately available funds, its Revolving Credit Commitment Percentage of that amount by which such drawing exceeds the amount the Company may borrow under Section 2. If a Lender receives such a notice from the Issuing Lender at or before 2:00 p.m., Charlotte, North Carolina time, on the day on which the drawing is to be paid to the beneficiary, such Lender will pay its Revolving Credit Commitment Percentage of such amount to the Issuing Lender prior to the close of business on the day the drawing is paid. If a Lender receives such a notice from the Issuing Lender after 2:00 p.m., Charlotte, North Carolina time, such Lender will pay its Revolving Credit Commitment Percentage of such amount to the Issuing Lender on the Business Day next following the day on which the notice is received. Notwithstanding anything to the contrary contained in this Section 3.6(b), no Lender shall have any obligation to pay to the Issuing Lender any portion of any drawing under a Letter of Credit if such Letter of Credit was issued by the Issuing Lender after the Issuing Lender had actual knowledge of the occurrence and continuation of an Event of Default and if such Letter of Credit was issued without the prior written consent of all the Lenders; provided that, if a Lender does not pay its Revolving Credit Commitment Percentage of any drawing honored under any such Letter of Credit, such Lender shall not be entitled to receive any percentage of any L/C Fee paid by the Company with respect thereto, and, upon demand of the Issuing Lender, such Lender will immediately return to the Issuing Lender any such L/C Fee previously received by such Lender.

     (c) If any Lender fails to pay its Revolving Credit Commitment Percentage of any drawing honored under a Letter of Credit when and as due under Section 3.6(b), such Lender also agrees to pay interest thereon, from and including the day on which its Revolving Credit Commitment Percentage was due under Section 3.6(b) to but excluding the day its Revolving Credit Commitment Percentage is actually paid to the Issuing Lender in immediately available funds, at a rate equal to the Federal Funds Rate, with such rate to change as of the date of each change in the Federal Funds Rate.

     (d) The obligations of a Lender to pay its Revolving Credit Commitment Percentage of each drawing honored under a Letter of Credit as provided in
Section 3.6(b) and to pay interest thereon as provided in Section 3.6(c) are absolute, unconditional and continuing obligations except as provided in the next sentence; and, except as provided in Section 3.6(b) and in the next sentence, all payments required to be made by each Lender other than the Issuing Lender hereunder will be made without offset, counterclaim or deduction of any nature for any reason whatsoever, including, without limitation, any belief by such Lender that a request for a drawing under a Letter of Credit should not have been honored. Notwithstanding anything to the contrary contained in this Section 3.6(d), each Lender other than the Issuing Lender shall have the right to offset against amounts owed to the Issuing Lender hereunder any amounts owed by the Issuing Lender to such Lender under Section 3.6(e) and/or 3.6(f) which have not been paid to such Lender in violation of the terms of this Agreement at the time such Lender's payment to the Issuing Lender is due.

     (e) If and when the Issuing Lender receives from the Company any payment in immediately available funds which has been designated (by invoice reference or otherwise) by the Company as, or which the Issuing Lender has otherwise determined to be, a reimbursement for a drawing honored under a Letter of Credit, or which has been designated (by invoice reference or otherwise) by the Company as, or which the Issuing Lender has otherwise determined to be, a payment of interest with respect to such a drawing, if another Lender previously paid to the Issuing Lender its Revolving Credit Commitment Percentage of such drawing, the Issuing Lender will pay to such Lender its Revolving Credit Commitment Percentage of such payment so long as such Lender has not defaulted in any of its obligations to the Issuing Lender hereunder. If the Issuing Lender receives such a payment at or before 2:00 p.m., Charlotte, North Carolina time on a day, it will pay to each such Lender its Revolving Credit Commitment Percentage of such payment prior to the close of business on such day. If the Issuing Lender receives such a payment after 2:00 p.m., Charlotte, North Carolina time on a day, it will pay to each such Lender its Revolving Credit Commitment Percentage on the next Business Day.

     (f) If and when the Issuing Lender receives from the Company any payment in immediately available funds which has been designated (by invoice reference or otherwise) by the Company as, or which the Issuing Lender has otherwise determined to be, a L/C Fee due under Section 3.3 with respect to a Letter of Credit issued hereunder, the Issuing Lender will, subject to the last sentence of Section 3.6(b), pay to each other Lender its Revolving Credit Commitment Percentage thereof so long as such other Lender has not defaulted in any of its obligations to the Issuing Lender hereunder. If the Issuing Lender receives such L/C Fee at or before 2:00 p.m., Charlotte, North Carolina time on a day, it will pay to each such Lender its Revolving Credit Commitment Percentage of such L/C Fee prior to the close of business on such day. If the Issuing Lender receives such L/C Fee after 2:00 p.m., Charlotte, North Carolina time on a day, it will pay to each such Lender its Revolving Credit Commitment Percentage on the next Business Day. The Issuing Lender shall have no obligation to pay to any other Lender any portion of any Issuance Fee or any administrative fee charged to the Company for issuing any Letter of Credit, honoring drafts thereunder or transferring, amending or extending any Letter of Credit.

                                    SECTION 4
                                 REPRESENTATIONS

     In order to induce the Lenders and the Agent to enter into this Agreement, the Lenders to make the Revolving Credit Loans, NationsBank to make the Swingline Loans and the Issuing Lender to issue (and the other Lenders to participate in) the Letters of Credit, the Company represents and warrants to the Lenders and the Agent (which representations and warranties will survive the execution of the Notes, the making of the Loans and the issuance of the Letters of Credit) that:

     4.1 Subsidiaries. The Company has no Subsidiaries.

     4.2 Organization and Existence. Each of the Company and the Guarantor (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has all requisite corporate or other power and authority and all licenses and permits necessary to own or lease and operate its properties and to carry on its business as now being conducted and as hereafter proposed to be conducted unless its failure to have any license or permit could not reasonably be expected, in any particular case or in the aggregate, to have a Material Adverse Effect, and (iii) is duly qualified and authorized to do business and is in good standing in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization unless its failure to qualify or be authorized could not reasonably be expected, in any particular case or in the aggregate, to have a Material Adverse Effect.

     4.3 Authority. The Company has full corporate power and authority to enter into this Agreement and the other Loan Documents to which it is a party, to make the borrowings hereunder, to execute and deliver the Notes and to incur the obligations provided for herein and therein, all of which have been duly authorized by all necessary corporate action. The Guarantor has full corporate power and authority to execute and deliver the Guaranty and to incur the obligations provided for therein, all of which have been duly authorized by all necessary corporate action. Other than those that have previously been obtained, no consent or approval of stockholders or consent or approval of, notice to or filing with any Governmental Authority is required as a condition to the validity or enforceability of this Agreement, any Note, the Security Agreement, the Guaranty or any of the other Loan Documents.

     4.4 Binding Agreements. This Agreement constitutes, and each of the Notes and each of the other Loan Document to which the Company is a party when executed and delivered pursuant hereto for value received will constitute, the valid and legally binding obligations of the Company enforceable in accordance with their respective terms, except to the extent such enforceability may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and similar laws relating generally to the enforcement of creditors' rights. The Guaranty when executed and delivered by the Guarantor pursuant hereto for value received will constitute the valid and legally binding obligation of the Guarantor enforceable in accordance with its terms, except to the extent such enforceability may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and similar laws relating generally to the enforcement of creditors' rights.

     4.5 Litigation. There are no proceedings pending or, to the knowledge of the Company, threatened before any court or administrative agency that could reasonably be expected, in any particular case or in the aggregate, to have a Material Adverse Effect.

     4.6 No Conflicting Agreements. There is no charter, bylaw or preference stock provision of the Company and no provision of any existing mortgage, indenture, contract or agreement binding on the Company or affecting its property that would conflict with or in any way prevent the execution, delivery or carrying out of the terms of this Agreement, any of the Notes or any of the other Loan Documents to which the Company is a party. There is no charter, bylaw or preference stock provision of the Guarantor and no provision of any existing mortgage, indenture, contract or agreement binding on the Guarantor or affecting its property that would conflict with or in any way prevent the execution, delivery or carrying out of the terms of the Guaranty.

     4.7 Financial Condition. The audited consolidated balance sheet of the Guarantor and its Subsidiaries as of October 31, 1998, the related consolidated statements of income, retained earnings and cash flows for the period then ended, and the consolidating schedules included therewith, certified by Price Waterhouse Coopers, heretofore delivered to each Lender, are complete and correct in all material respects and fairly present the consolidated financial condition of the Guarantor and its Subsidiaries and the results of their operations and changes in their financial position as of the date and for the period referred to therein and have been prepared in accordance with GAAP. There are no material liabilities, direct or indirect, fixed or contingent, of the Guarantor or the Company as of the dates of such balance sheet that are not reflected therein or in the notes thereto. There has been no material adverse change in the financial condition or operations of the Guarantor or the Company since the dates of such balance sheet, and there has been no other material adverse change in the Guarantor or the Company.

     4.8 Ownership of Property. Each of the Company and the Guarantor has good and valid fee simple or leasehold interests in all land and other real estate, and has good and valid title to all other properties and assets it purports to own, including those referred to in the financial statements referred to in
Section 4.7, except for defects in title which could not reasonably be expected, in any particular case or in the aggregate, to have a Material Adverse Effect. Each of the Company and the Guarantor enjoys undisturbed possession to the extent required under all leases to which it is a party necessary in any material respect for the operation of its business or properties. All such leases are valid and subsisting and are in full force and effect and, to the knowledge of the Company, no default or event of default exists thereunder.

     4.9 Intellectual Property. Without limiting the generality of Section 4.8, each of the Company and the Guarantor owns and possesses rights to use all franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, trade names, trade name rights, copyrights and other intellectual property rights which are required to conduct its business, except in cases in which a failure to own or possess any such rights could not reasonably be expected, in any particular case or in the aggregate, to have a Material Adverse Effect. To the knowledge of the Company, no event has occurred which permits, or after notice or lapse of time, or both, would permit, the revocation or termination of any such rights, and, to the knowledge of the Company, except as described on Schedule 4.9 attached hereto, neither the Company nor the Guarantor is liable to any Person for infringement under any applicable law with respect to any such rights as a result of its business operations, except in cases in which any such revocation, termination or liability could not reasonably be expected, in any particular case or in the aggregate, to have a Material Adverse Effect.

     4.10 Employee Benefit Pension Plans. No fact, including, but not limited to, any Reportable Event as defined in Section 4043 of ERISA, exists in connection with any employee benefit plan of the Company or the Guarantor covered by ERISA (including any plan of any member of a controlled group of corporations and all trades and businesses (whether or not incorporated) under common control which, together with the Company or the Guarantor, are treated as a single employer, under Section 414 of the Code), which could constitute grounds for the termination of any such plan by the PBGC or for the appointment of any trustee to administer such plan by the appropriate United States District Court.

     4.11 Taxes. Each of the Company and the Guarantor has filed or caused to be filed all tax returns which are required to be filed by it pursuant to applicable law. Each of the Company and the Guarantor has paid, or made provisions for the payment of, all taxes, assessments, fees and other governmental charges which have or may have become due pursuant to those returns or otherwise, or pursuant to any assessment received by it, except such taxes that are being contested in good faith and by appropriate proceedings and as to which adequate reserves (determined in accordance with GAAP) have been provided, and no tax liens have been filed. To the knowledge of the Company, no claims are being asserted against the Company or the Guarantor with respect to any such taxes, fees or other charges, except such claims that are being contested in good faith and by appropriate proceedings and as to which adequate reserves (determined in accordance with GAAP) have been provided.

     4.12 Compliance with Environmental and Other Laws. Each of the Company and the Guarantor is in compliance with all applicable laws, including but not limited to all Environmental Laws, the failure to comply with which could reasonably be expected, in any particular case or in the aggregate, to have a Material Adverse Effect. To the knowledge of the Company, there are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans which could reasonably be expected to interfere with or prevent continued compliance in all material respects, or which could reasonably be expected to give rise to any common law or statutory liability, under, relating to or in connection with any

Environmental Law, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation under applicable law based on or related to the manufacture, processing, distribution, use, treatment, storage, transport or handling, or the release or threatened release into the environment, of any Hazardous Material with respect to the Company or the Guarantor or their respective businesses which could reasonably be expected, in any particular case or in the aggregate, to have a Material Adverse Effect.

     4.13 Employee Relations. As of the Closing Date, neither the Company nor the Guarantor is a party to any collective bargaining agreement nor has any labor union been recognized as the representative of any employees of the Company or the Guarantor. Neither the Company nor the Guarantor is aware of any pending, threatened or contemplated strikes, work stoppages or other collective labor disputes involving its employees.

     4.14 Investment Company Act; Public Utility Holding Company Act; Federal Power Act. Neither the Company nor the Guarantor is required to register under the provisions of the Investment Company Act of 1940, as amended, and neither the entering into or performance by the Company of this Agreement or any other Loan Documents, or the issuance of the Revolving Credit Notes or the Swingline Note, violates any provisions of such Act or requires any consent, approval or authorization of, or registration with, any Governmental Authority pursuant to any of the provisions of such Act. The Company is not (i) a "holding company" or a "subsidiary company" of a "holding company," as such terms are defined in the Public Utility Holding Company Act of 1935, as amended, or (ii) a "public utility," as such term is defined in the Federal Power Act, as amended.

     4.15 No Defaults. Neither the Company nor the Guarantor is in default in the payment of the principal of or any interest on any indebtedness for borrowed money and, to the knowledge of the Company, neither the Company nor the Guarantor is otherwise in default under any instrument under or subject to which any such indebtedness for borrowed money has been incurred, and, to the knowledge of the Company, no event has occurred under the provisions of any such instrument which, with the giving of notice or the lapse of time, or both, would constitute an event of default thereunder.

     4.16 Federal Regulations. No part of the proceeds of any of the Loans has been or will be used by the Company for "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U or for any other purpose which violates the provisions of the Regulations of the Board of Governors of the Federal Reserve System. If requested by the any Lender or the Agent, the Company will furnish to the Lenders and the Agent a statement to the foregoing effect in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U.

     4.17 Accuracy of Information. No information, exhibit or report furnished by the Company or the Guarantor to any of the Lenders or the Agent in connection with the negotiation of this Agreement or any of the other Loan Documents contains any material misstatement of fact or omits to state any material fact necessary to make the statement contained therein, in light of the circumstances under which such statement was made, not misleading, and the Company has no knowledge of any fact that the Company has not disclosed to the Lenders and the Agent in writing that could reasonably be expected to result in a Material Adverse Effect.

     4.18 Year 2000 Compliance. (a) Each of the Company and the Guarantor has
(i) begun analyzing its operations and those of its Subsidiaries and Affiliates that could be adversely affected by failure to become Year 2000 compliant (that is, that computer applications, imbedded microchips and other systems will be able to perform date-sensitive functions prior to and after December 31, 1999); and (ii) developed a plan for becoming Year 2000 compliant in a timely manner, the implementation of which is on schedule in all material respects. Each of the Company and the Guarantor reasonably believes that it will become Year 2000 compliant for its operations and those of its Subsidiaries and Affiliates on a timely basis except to the extent that a failure to do so could not reasonably be expected to have a Material Adverse Effect.

     (b) Each of the Company and the Guarantor reasonably believes any suppliers and vendors that are material to its operations and those of its Subsidiaries and Affiliates will be Year 2000 compliant for their own computer applications except to the extent that a failure to do so could not reasonably be expected to have a Material Adverse Effect.

     4.19 Survival of Representations and Warranties, Etc. All representations and warranties set forth in this Section 4 and all representations and warranties contained in any certificate or any of the other Loan Documents (including but not limited to any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date (except to the extent expressly made as of a specific date), shall survive the Closing Date, shall be deemed to be made at and as of the date each Advance is made and each Letter of Credit is issued hereunder and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders, or any of them, or the Agent or any extension of credit hereunder.

                                    SECTION 5
                               CONDITIONS TO LOANS

     5.1 Conditions to Initial Loan. The obligation of the Lenders to make the initial Advance under the Revolving Credit Facility, the obligation of NationsBank to make the initial Advance under the Swingline Facility and the obligation of the Issuing Lender to issue the initial Letter of Credit are subject to each of the following conditions precedent, or if any such condition is waived by the Lenders as a condition to the making of such initial extensions of credit, such condition shall, at the option of the Lenders, be a condition to the making of each subsequent extension of credit hereunder:

     (a) Approval of Lenders. All legal matters incident to this Agreement, including without limitation all documents and opinions, shall be satisfactory to each Lender, the Agent and counsel to the Agent.

     (b) Certificates, Evidence of Corporate Action by Company, Etc. The Company shall have delivered to each Lender such closing and officer's certificates as may be reasonably requested by either Lender or the Agent, along with a certified copy of the Company's articles of incorporation and bylaws, an incumbency certificate relating to its officer(s) who will be executing on its behalf this Agreement and the other Loan Documents to which the Company is a party, a certified copy of the resolutions of its board of directors authorizing and approving the transactions described herein (and any other papers evidencing corporate action taken by the Company relating to this Agreement), and good standing or subsistence certificates related to the Company of recent date from the applicable Governmental Authorities.

     (c) Certificates, Evidence of Corporate Action by Guarantor, Etc. The Guarantor shall have delivered to each Lender such closing and officer's certificates as may be reasonably requested by either Lender or the Agent, along with a certified copy of its articles of incorporation and bylaws, an incumbency certificate relating to its officer(s) who will be executing on its behalf the Guaranty, a certified copy of the resolutions of its board of directors authorizing and approving the Guaranty and the transactions described therein (and all other papers evidencing corporate action taken by the Guarantor relating to the Guaranty), and good standing or subsistence certificates relating to the Guarantor of recent date from the applicable Governmental Authorities.

     (d) Opinion of Counsel. The Company shall have delivered to each Lender a favorable opinion of counsel or opinions of counsel for the Company and the Guarantor, dated as of the date of this Agreement and satisfactory in form and substance to each Lender and the Agent.

     (e) Notes. The Company shall have executed and delivered to each Lender its Revolving Credit Note, and the Company shall have executed and delivered to NationsBank the Swingline Note.

     (f) Security Agreement. The Company shall have executed and delivered to each Lender an original counterpart of the Security Agreement, and the Company shall have executed and delivered to the Agent financing statements in form satisfactory to the Lenders and the Agent.

     (g) UCC Search Reports. The Company shall have delivered to each Lender uniform commercial code search reports addressed to and acceptable to the Agent covering the Company (and its two predecessor companies, Jack of All Games, Inc., an Ohio corporation, and Alliance Inventory Management, Inc.), for each filing office in which a financing statement in favor of the Agent as agent for the Lenders is being filed to perfect the security interests granted to the Agent for the benefit of the Lenders in the Security Agreement and for each filing office otherwise specified by either Lender, which show only such financing statements as are acceptable to the Lenders and the Agent.

     (h) Guaranty. The Guarantor shall have executed and delivered to each Lender an original counterpart of the Guaranty.

     (i) Initial Collateral Audit. NationsBank's Commercial Credit Services Department shall have conducted an audit of the Inventory, Accounts Receivable, books and records and procedures of the Company (and its predecessors), and the result of such audit shall have been satisfactory to each Lender.

     (j) Borrowing Base Certificate. The Company shall have prepared and delivered to each Lender a Borrowing Base Certificate as of the end of December 1998, properly completed and signed by an authorized officer of the Company, a listing of Accounts Receivable as of the end of such month aged from date of invoice and an Inventory accounting as of the end of such month.

     (k) Evidence of Insurance. The Company shall have delivered to each Lender evidence that the Company has in place receivables insurance with respect to the Accounts Receivable which is reasonably satisfactory to the Lenders. The Company shall also have delivered to the Lenders evidence satisfactory to the Lenders that all other insurance required by the terms of this Agreement and the other Loan Documents is in full force and effect.

     (l) Merger Transactions. The Merger Transactions shall have been completed and consummated to the satisfaction of each Lender.

     (m) Other Documents. The Company and the Guarantor shall have delivered to each Lender such other documents and information as may have been reasonably requested by either Lender or the Agent.

     5.2 Conditions to Each Loan. The obligation of the Lenders to make each Advance under the Revolving Credit Facility (including, without limitation the first such Advance), the obligation of NationsBank to make each Advance under the Swingline Facility (including, without limitation, the first such Advance) and the obligation of the Issuing Lender to issue each Letter of Credit (including, without limitation, the first such Letter of Credit) are subject to each of the following additional conditions precedent:

     (a) Notices. With respect to any Advance under the Revolving Credit Facility, the Company shall have provided the Agent with a Notice of Borrowing as required by Section 2.2; with respect to any Advance under the Swingline Facility, the Company shall have provided to NationsBank a notice as required by
Section 2.3(c); and, with respect to each Letter of Credit, the Company shall have provided to the Issuing Lender the L/C Application and other documents as required by Section 3.2.

     (b) Compliance. Each of the Company and the Guarantor shall have complied and shall then be in compliance in each case in all material respects with all of the terms, covenants and conditions of this Agreement and the other Loan Documents to which it is a party.

     (c) No Event of Default, Etc. No Default shall have occurred and be continuing, no Event of Default shall exist, and no Default or Event of Default would result from the making of such Advance.

     (d) Representations and Warranties. The representations and warranties contained in Section 4 shall, except to the extent that they relate solely to an earlier date, be true in all material respects with the same effect as though such representations and warranties had been made at the time of the making of such Advance or advance, as applicable.

     (e) No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain or prohibit, or to obtain substantial damages with respect to, or which is related to or arises out of, this Agreement or any of the other Loan Documents or the consummation of the transactions contemplated hereby or thereby, or which in either Lender's sole discretion, would make it inadvisable to make such Advance or advance, as applicable.

     (f) No Material Adverse Effect. No event shall have occurred that has had or will have a Material Adverse Effect.

                                    SECTION 6
                              AFFIRMATIVE COVENANTS

     So long as the Company may borrow under the Revolving Credit Facility or the Swingline Facility or request that the Issuing Lender issue Letters of Credit or any Letter of Credit is outstanding and until payment in full of the Loans and payment and performance of all other obligations of the Company hereunder and under the other Loan Documents:

     6.1 Financial Statements of Company. The Company will furnish to each
Lender:

     (a) as soon as available, but in no event more than sixty (60) days after the end of each of the Company's fiscal quarters (other than the Company's fiscal quarter ending April 30, 1999, which is addressed in Section 6.1(b) below), a balance sheet of the Company as of the end of such quarter and an income statement of the Company to the end of such quarter, each in reasonable detail and in form and substance reasonably satisfactory to each Lender, prepared in accordance with GAAP and certified by the chief financial officer of the Company; with each such quarterly financial statements to be accompanied by a compliance certificate, in form and detail reasonably satisfactory to each Lender and signed by the chief financial officer of the Company, which provides a detailed calculation of the financial covenants contained herein as of the applicable fiscal quarter end and a statement as to whether the Company and the Guarantor are in compliance in all material respects with all of the terms and conditions of this Agreement and the other Loan Documents;

     (b) as soon as available, but in no event more than sixty (60) days after the end of the Company's fiscal quarter ending April 30, 1999, financial statements of the Company in reasonable detail and in form and substance reasonably satisfactory to each Lender, prepared in accordance with GAAP and reviewed by certified public accountants reasonably satisfactory to each Lender, which financial statements shall include a balance sheet as of April 30, 1999, statements of income and retained earnings for the six-month period ending April 30, 1999, and a statement of cash flows for such six-month period; with such financial statements to be accompanied by a compliance certificate, in form and detail reasonably satisfactory to each Lender and signed by the chief financial officer of the Company, which provides a detailed calculation of the financial covenants contained herein as of April 30, 1999, and a statement as to whether the Company and the Guarantor are in compliance in all material respects with all of the terms and conditions of this Agreement and the other Loan Documents;

     (c) as soon as available, but in no event more than one hundred five (105) days after the end of each of the Company's fiscal years, a copy of the annual financial statements of the Company in reasonable detail and in form and substance reasonably satisfactory to each Lender, prepared in accordance with GAAP and audited by certified public accountants reasonably satisfactory to each Lender, which financial statements shall include a balance sheet of the Company as of the end of such fiscal year, statements of income and retained earnings of the Company for such fiscal year, a statement of cash flows for the Company for such fiscal year, and all normal and reasonable financial notes; with each such annual financial statements to be accompanied by a compliance certificate, in form and detail reasonably satisfactory to each Lender and signed by the chief financial officer of the Company, which provides a detailed calculation of the financial covenants contained herein as of the applicable fiscal year end and a statement as to whether the Company and the Guarantor are in compliance in all material respects with all of the terms and conditions of this Agreement and the other Loan Documents;

     (d) promptly upon receipt thereof, a copy of each other written report submitted to the Company by independent accountants in connection with any annual, interim or special audit made by them of the books of the Company;

     (e) as soon as possible, but in no event more than five (5) days after an executive officer of the Company obtains knowledge of a Default or an Event of Default, a certificate of the chief financial officer of the Company setting forth the details of such Default or Event of Default and the action the Company has taken or proposes to take with respect thereto;

     (f) as soon as possible, but in no event more than five (5) days after an executive officer of the Company obtains actual knowledge of any actual, potential or contingent liability of the Company in excess of $100,000 which is not incurred in the ordinary course of business, a certificate of the chief financial officer of the Company describing the details of such liability and the action the Company has taken or proposes to take with respect thereto; and

     (g) with reasonable promptness, such additional information, reports and statements concerning the Company or any of its businesses or properties as either Lender or the Agent may from time to time reasonably request.

     6.2 Financial Statements of Guarantor. The Company will cause the Guarantor to furnish to each Lender:

     (a) as soon as available, but in no event more than fifty (50) days after the end of each of the Guarantor's fiscal quarters, the quarterly report of the Guarantor for such fiscal quarter on Form 10-Q filed with the Securities and Exchange Commission;

     (b) as soon as available, but in no event more than one hundred five (105) days after the end of each of the Guarantor's fiscal years, a copy of the annual consolidated and consolidating financial statements of the Guarantor and its Subsidiaries in reasonable detail and in form and substance satisfactory to each Lender, which consolidated financial statements shall be prepared in accordance with GAAP and audited by certified public accountants reasonably satisfactory to each Lender, which financial statements shall include consolidated and consolidating balance sheets of the Guarantor and its Subsidiaries as of the end of such fiscal year, consolidated and consolidating statements of income and retained earnings of the Guarantor and its Subsidiaries for such fiscal year, consolidated and consolidating statements of cash flows for the Guarantor and its Subsidiaries for such fiscal year, and all normal and reasonable financial notes;

     (c) promptly upon receipt thereof, a copy of each other written report submitted to the Guarantor or any of its Subsidiaries by independent accountants in connection with any annual, interim or special audit made by them of the books of the Guarantor or any of its Subsidiaries; and

     (d) with reasonable promptness, such additional information, reports and statements concerning the Guarantor, any of its Subsidiaries or any of their respective businesses or properties as either Lender or the Agent may from time to time reasonably request.

     6.3 Borrowing Base and Related Information. The Company will furnish to each Lender:

     (a) as soon as available, but in no event more than fifteen (15) days after the end of each month, a listing of Accounts Receivable as of the end of the preceding month aged from date of invoice, and in form and substance satisfactory to each Lender;

     (b) as soon as available, but in no event more than fifteen (15) days after the end of each month, a Borrowing Base Certificate appropriately completed as of the end of the preceding month; and

     (c) as soon as available, but in no event more than fifteen (15) days after the end of each fiscal quarter of the Company, an Inventory accounting as of the end of the preceding quarter in form and substance satisfactory to each Lender.

     6.4 Collateral Audits; Other Inspections. (a) The Company will permit NationsBank and Provident to conduct, at the Company's expense, audits of the Inventory, Accounts Receivable, books and records and procedures of the Company; provided that, prior to the occurrence of an Event of Default, (i) audits which are at the Company's expense shall be limited to two per year for each of NationsBank and Provident, and (ii) audits shall be conducted at such times and otherwise in such a manner so as not to unreasonably disrupt the business or operations of the Company. In addition, the Company will permit each Lender and its representatives to inspect its books and records and to discuss its affairs with its officers upon reasonable notice and during normal business hours.

     (b) Each Lender agrees to provide a copy of each collateral audit it conducts to the other Lender.

     6.5 Year 2000 Compliance. The Company will promptly notify the Lenders and the Agent in the event it determines that any computer application which is material to the operations of the Company or any of its Subsidiaries or Affiliates or any of their respective material vendors or suppliers will not be fully Year 2000 compliant on a timely basis, except to the extent that such failure could not reasonably be expected to have a Material Adverse Effect.

     6.6 Taxes. The Company will pay and discharge, and cause each of its Subsidiaries to pay and discharge, all taxes, assessments, and governmental charges upon it, its income, and its properties prior to the date on which penalties are attached thereto, unless and to the extent only that (i) such taxes, assessments, and governmental charges are being contested by the Company or such Subsidiary, as the case may be, in good faith and by appropriate proceedings, and (ii) the Company or such Subsidiary, as the case may be, has established on its books adequate reserves with respect to such tax, assessment or charge so contested in accordance with GAAP.

     6.7 Payment of Obligations. The Company will pay and discharge, and cause each of its Subsidiaries to pay and discharge, at or before their maturity all indebtedness for borrowed money and other material obligations and liabilities of the Company and its Subsidiaries, except when (i) the same may be contested by the Company or such Subsidiary, as the case may be, in good faith and by appropriate proceedings, and (ii) the Company or such Subsidiary, as the case may be, has established on its books adequate reserves with respect to such indebtedness, obligation or liability in accordance with GAAP.

     6.8 Insurance. The Company will maintain receivables insurance with respect to the Accounts Receivable which is reasonably satisfactory to the Lenders. In addition, the Company will maintain, and cause each of its Subsidiaries to maintain, adequate other insurance, including, without limitation, casualty and business interruption insurance, with responsible companies reasonably satisfactory to the Agent in such amounts and against such risks as are reasonably acceptable to each Lender.

     6.9 Corporate Existence. Except to the extent otherwise permitted by
Section 8.3, the Company will maintain, and cause each of its Subsidiaries to maintain, its corporate existence in good standing.

     6.10 Licenses and Permits. The Company will maintain, and cause each of its Subsidiaries to maintain, all permits, licenses, authorizations, approvals and intellectual property required to own and operate the businesses and properties of the Company and its Subsidiaries, except where a failure to maintain any such permit, license, authorization, approval or intellectual property could not reasonably be expected, in a particular case or in the aggregate, to have a Material Adverse Effect.

     6.11 Properties. The Company will maintain, preserve, and protect, and cause each of its Subsidiaries to maintain, preserve and protect, all franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business and keep the same in good repair, working order, and condition (ordinary wear and tear and insured casualty loss excepted), and from time to time make or cause to be made all needful and proper repairs, renewals, replacements, betterments, and improvements thereto so that the business carried on in connection therewith may be properly and advantageously conducted at all times, and permit each Lender and its agents to enter upon and inspect such properties during normal business hours upon reasonable notice; provided, however, that nothing contained in this Section 6.11 shall prohibit the Company or any of its Subsidiaries from selling or disposing of property in the ordinary course of business which the Company or any such Subsidiary determines in its reasonable business judgment to be obsolete, surplus or no longer useful in the conduct of its business.

     6.12 Employee Benefit Pension Plans. The Company will promptly during each year, pay, and cause each of its Subsidiaries to pay, contributions that in the judgment of the chief financial officer of the Company, after reasonable inquiry are believed adequate to meet at least the minimum funding standards set forth in Sections 302 through 305 of ERISA with respect to each employee benefit pension plan of the Company or any of its Subsidiaries, if any, covered by ERISA (including any plan of any member of a controlled group of corporations and all trades and businesses (whether or not incorporated) under common control which, together with the Company or any such Subsidiary, are treated as a single employer, under Section 414 of the Code); file, and cause each of its Subsidiaries to file, each annual report required to be filed pursuant to
Section 103 of ERISA in connection with each such plan for each year; and notify each Lender within ten (10) days of the occurrence of a Reportable Event (as defined in Section 4043 of ERISA) that might constitute grounds for termination of any such plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer any such plan.

     6.13 Business Continuation. The Company will continue, and cause each of its Subsidiaries to continue, to operate its business substantially as currently operated.

     6.14 Compliance with Environmental Laws. The Company will comply, and cause each of its Subsidiaries to comply, in all material respects with all Environmental Laws.

     6.15 Compliance with Other Applicable Laws. The Company will comply, and cause each of its Subsidiaries to comply, with all other applicable laws, rules, regulations and orders of any Governmental Authority having jurisdiction over it, except where a failure to comply could not reasonably be expected, in any particular case or in the aggregate, to have a Material Adverse Effect.

     6.16 GAAP. The Company will maintain, and cause each of its Subsidiaries to maintain, its books and records in accordance with GAAP.

     6.17 Landlord Lien Waivers; Post-Closing UCC Searches. On or before the date which is sixty (60) days after the Closing Date, (a) the Company will execute and deliver, and will cause each applicable landlord to execute and deliver, to each Lender and the Agent landlord lien waivers, in form and substance reasonably satisfactory to the Lenders and the Agent, relating to the leased premises of the Company specified by the Required Lenders, along with evidence satisfactory to the Agent that each such landlord lien waiver has been properly recorded in the appropriate recording office, and (b) the Company will deliver to each Lender follow-up uniform commercial code search reports addressed to and acceptable to the Agent covering the Company (and its two predecessor companies), for each filing office in which a financing statement in favor of the Agent as agent for the Lenders has been filed, which show the filing of such financing statements in favor of the Agent and only such other financing statements as are acceptable to the Lenders and the Agent.

                                    SECTION 7
                               FINANCIAL COVENANTS

     So long as the Company may borrow under the Revolving Credit Facility or the Swingline Facility or request that the Issuing Lender issue Letters of Credit or any Letter of Credit is outstanding and until payment in full of all of the Loans and payment and performance of all other obligations of the Company hereunder and under the other Loan Documents:

     7.1 Tangible Net Worth. The Company will maintain Tangible Net Worth, measured as of the end of each fiscal quarter of the Company, of not less than
(i) $11,000,000 at any time from and including the Closing Date, through and including January 30, 1999, (ii) $12,000,000 at any time from and including January 31, 1999, through and including April 29, 1999, (iii) $12,500,000 at any time from and including April 30, 1999, through and including July 30, 1999,
(iv) $13,500,000 at any time from and including July 31, 1999, through and including October 30, 1999, and (v) $15,000,000 at all times thereafter.

     7.2 Funded Debt to EBITDA Ratio. The Company will not permit the Funded Debt to EBITDA Ratio, measured as of the end of each fiscal quarter of the Company, to exceed 3.25 to 1 at any time.

     7.3 EBITDA to Interest Expense Ratio. The Company will not permit the EBITDA to Interest Expense Ratio, measured as of the end of each fiscal quarter of the Company, to be less than 3.0 to 1 at any time.

                                    SECTION 8
                               NEGATIVE COVENANTS

     So long as the Company may borrow under the Revolving Credit Facility or the Swingline Facility or request that the Issuing Lender issue Letters of Credit or any Letter of Credit is outstanding and until payment in full of all of the Loans and payment and performance of all other obligations of the Company hereunder and under the other Loan Documents, without the prior written consent of the Required Lenders:

     8.1 Additional Borrowing. The Company will not create, incur, assume, or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, in any manner any indebtedness for borrowed money, deferred payment obligation for the purchase of assets, or other indebtedness, except (i) indebtedness owing to the Lenders under this Agreement, (ii) the Swingline Loans, (iii) indebtedness existing on the date of this Agreement which is described on Schedule 8.1 attached hereto, and indebtedness constituting the renewal or refinancing of any such indebtedness as long as the principal amount thereof is not increased, (iv) accounts payable and accrued expenses arising in the ordinary course of business and payable on customary terms, (v) purchase money indebtedness and Capital Lease Obligations which do not exceed $500,000 in the aggregate at any time outstanding, (vi) indebtedness owing to NationsCredit Commercial Corporation incurred to finance the purchase of inventory by the Company or any of its Subsidiaries which does not exceed $1,500,000 in the aggregate at any time outstanding, and (vii) additional indebtedness (including guaranteed indebtedness and other contingent liabilities) of the Company and its Subsidiaries which does not exceed $100,000 in the aggregate at any time outstanding.

     8.2 Mortgages and Pledges. The Company will not create, incur, assume, or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any mortgage, pledge, lien, or other encumbrance of any kind upon, or any security interest in, any of its property or assets, whether now owned or hereafter acquired, except (i) liens for taxes not yet delinquent or being contested in good faith and by appropriate proceedings, (ii) pledges or deposits in connection with workers' compensation, unemployment insurance, or other social security obligations or to secure public or statutory obligations,
(iii) mechanic's, worker's, materialman's, landlord's, carrier's, or other like liens arising in the ordinary course of business with respect to obligations that are not due or that are being contested in good faith and by appropriate proceedings, (iv) mortgages, pledges, liens, and encumbrances in favor of the Agent and the Lenders securing indebtedness owing to the Lenders under this Agreement, (v) mortgages and security interests which are described on Schedule
8.2 attached hereto and extensions, renewals and replacements of any such mortgage or security interest as long as the amount secured thereby is not increased, (vi) zoning restrictions, easements, licenses, restrictions on the use of real property or minor irregularities in the title thereto, which do not, in the opinion of the Company, materially impair the use of such property in the operation of the business of the Company or such Subsidiary, as the case may be, or the value of such property for the purposes of such business, (vii) mortgages and security interests on property and assets securing indebtedness or Capital Lease Obligations which is or are permitted by
Section 8.1(v) or Section 8.1(vi) and which is or are incurred to finance the acquisition of such property or assets; provided that (A) each such mortgage or security interest is created substantially simultaneously with the acquisition of the related property or assets, (B) each such mortgage or security interest does not at any time encumber any property or assets other than the related property or assets financed by such indebtedness or Capital Lease Obligations,
(C) the principal amount of indebtedness or Capital Lease Obligations secured by each such mortgage or security interest is not increased, and (D) the principal amount of indebtedness or Capital Lease Obligations secured by each such mortgage or security interest at no time exceeds 100% of the original purchase price of the related property or assets at the time acquired, and (viii) mortgages and security interests on property and assets existing at the time the Company or any Subsidiary of the Company acquires such property or assets (and not created in contemplation thereof) as long as the outstanding principal amount of the indebtedness secured thereby is not increased after the Company or such Subsidiary acquires the related property or assets.

     8.3 Merger, Consolidation, or Sale of Assets. The Company will not enter into any merger, consolidation or similar combination with, or acquire all or substantially all of the assets of, any other Person, or sell, transfer, lease, assign, or otherwise dispose of (in one transaction or a series of transactions) all or any material part of its assets, or form or acquire any Subsidiary, or permit any of its Subsidiaries to do so, except (i) the Company may merge with any corporation provided (a) the Company is the surviving corporation, and (b) immediately prior to and after giving effect to such merger no Default or Event of Default exists or would exist, (ii) any Subsidiary of the Company may merge or consolidate with the Company (provided that the Company is the surviving corporation) or with any other Subsidiary of the Company, and (iii) any Subsidiary of the Company may sell, transfer, lease or assign any of its assets to the Company or any other Subsidiary of the Company.

     8.4 Contingent Liabilities. The Company will not assume, guarantee, endorse or otherwise become surety for or upon the obligation of any Person, except by the endorsement of negotiable instruments for deposit or collection in the ordinary course of business and except for contractual indemnifications incurred in the ordinary course of business, or permit any Subsidiary to do so.

     8.5 Loans. The Company will not make, or permit any Subsidiary to make, any loans or advances to any Person, except loans and advances made by the Company and its Subsidiaries which do not exceed $100,000 in the aggregate at any time outstanding.

     8.6 Investments. The Company will not purchase or acquire the obligations or stock of, or any other interest in, any Person, other than Permitted Investments, or permit any of its Subsidiaries to do so.

     8.7 Dividends and Purchases of Stock. The Company will not declare or pay any dividends (other than dividends payable in capital stock of the Company) on any shares of any class of its capital stock, or apply any of its property or assets to the purchase, redemption or other retirement of, or set apart any sum for the payment of any dividends on, or for the purchase, redemption or other retirement of, or make any other distribution by reduction of capital or otherwise in respect of, any shares of any class of capital stock of the Company or purchase, redeem or otherwise acquire for value any warrant for the purchase of any shares of its capital stock; provided, however, that the Company may pay a dividend on any date after October 31, 1999 (a "Dividend Payment Date"), if, but only if, (i) the Borrowing Base Percentage for the six (6) month period immediately preceding the applicable Dividend Payment Date is seventy percent (70%) or less, and (ii) the payment of the dividend would not cause or otherwise result in a Default or an Event of Default.

     8.8 Sale and Leaseback. The Company will not directly or indirectly enter into any arrangement whereby the Company shall sell or transfer any of its fixed assets then owned by it and shall thereupon or within one year thereafter rent or lease the assets so sold or transferred, or permit any of its Subsidiaries to do so.

     8.9 Use of Proceeds. The Company will not use all or any part of the proceeds of any of the Loans for the purpose of purchasing or carrying any margin stock, as that term is defined in Regulation U, or otherwise in violation of any other Regulation of the Board of Governors of the Federal Reserve System.

     8.10 Dissolution. Neither the Company nor any of its Subsidiaries will dissolve or liquidate in whole or in part.

     8.11 Conduct of Business. The Company will not engage, or permit any of its Subsidiaries to engage, in any business other than the businesses the Company is engaged in as of the Closing Date and businesses reasonably related thereto.

     8.12 Affiliate Transactions. The Company will not enter into, or permit any of its Subsidiaries to enter into, any transaction with an Affiliate, or sell, transfer, lease, assign or otherwise dispose of, or permit any of its Subsidiaries to sell, transfer, lease, assign or otherwise dispose of, any of its properties or assets to an Affiliate, other than on terms and conditions substantially as favorable to the Company or such Subsidiary, as the case may be, as could be obtained by the Company or such Subsidiary at the time in a comparable arm's-length transaction with a Person other than an Affiliate, except as expressly permitted by any other provision of this Agreement.

                                    SECTION 9
                                EVENTS OF DEFAULT

     If one or more of the following events of default (each, an "Event of Default") shall occur:

     9.1 Default shall be made by the Company in the payment of any interest due on any of the Loans or any of the L/C Obligations, when such interest is due and payable, and such default shall continue unremedied for a period of ten (10) days; or

     9.2 Default shall be made by the Company in the payment of any installment or other payment of principal of any of the Loans or in the payment of any L/C Obligations, when and as the same becomes due and payable, whether at the stated maturity thereof, by mandatory prepayment, by acceleration, demand or otherwise, and such default shall continue unremedied for a period of ten (10) days; or

     9.3 Default shall be made by the Company in the due observance or performance of any covenant or agreement contained in Section 7, and such default shall continue for a period of thirty (30) days; or

     9.4 Default shall be made by the Company in the due observance or performance of any other term, covenant, or agreement contained in this Agreement, and such default shall continue unremedied for a period of thirty
(30) days after the sending of written notice of such default to the Company by the Agent; or

     9.5 Any representation or warranty made by the Company herein or any statement or representation made in any certificate, report, or opinion delivered pursuant hereto shall prove to have been incorrect in any material respect when made; or

     9.6 The Company or the Guarantor shall be generally not paying its debts as such debts become due, shall become insolvent or unable to meet its obligations as they mature, shall make an assignment for the benefit of creditors, shall consent to the appointment of a trustee or a receiver, or shall admit in writing its inability to pay its debts as they mature; or

     9.7 A trustee, receiver or custodian shall be appointed for the Company, the Guarantor or for a substantial part of either of their respective properties; or

     9.8 Any case in bankruptcy shall be commenced, or any reorganization, arrangement, insolvency, or liquidation proceedings shall be instituted, by or against the Company or the Guarantor and, if commenced or instituted against the Company or the Guarantor, be consented to by the Company or the Guarantor, as the case may be, or remain undismissed for a period of forty-five (45) days; or

     9.9 Any default shall be made in the performance of any other obligation incurred in connection with any indebtedness for borrowed money of the Company or the Guarantor aggregating $250,000 or more, if the effect of such default is to permit the holder of such indebtedness (or a trustee on behalf of such holder) to cause it to become due prior to its stated maturity or to do so with the giving of notice, or any such indebtedness becomes due prior to its stated maturity or shall not be paid when due; or

     9.10 One or more final judgments for the payment of money aggregating in excess of $250,000 which is or are not adequately insured or indemnified against shall be rendered at any time against the Company or the Guarantor and the same shall remain undischarged for a period of thirty (30) days during which time execution shall not be effectively stayed; or

     9.11 Any substantial part of the properties of the Company or the Guarantor shall be sequestered or attached and shall not have been returned to the possession of the Company or the Guarantor, as the case may be, or released from such attachment within forty-five (45) days; or

     9.12 The occurrence of a Reportable Event as defined in Section 4043 of ERISA which might constitute grounds for termination of any employee benefit plan of the Company, the Guarantor or any of their respective Subsidiaries covered by ERISA by the PBGC or grounds for the appointment by the appropriate United States District Court of a trustee to administer any such plan; or

     9.13 A default or an event of default shall have occurred under the Security Agreement, the Guaranty or any of the other Loan Documents (including, without limitation, a default under the Guaranty caused by the Guarantor's failure to maintain the financial covenant contained therein); provided, however, that no such default shall constitute an Event of Default hereunder if the default is remedied to the Lenders' satisfaction within any applicable grace or cure period; or

     9.14 The Guarantor shall cease to own 100% of the capital stock of the Company; or Ryan Brant and/or Larry Muller shall cease to be involved in the senior management of the Company and within thirty (30) days thereafter the Company has not replaced them or him with an officer or officers reasonably satisfactory to each of the Lenders; or

     9.15 Any person or group of persons (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended), other than any person or group of persons who on the date of this Agreement each owns, legally or beneficially, 500,000 or more shares of the Guarantor's Stock, shall obtain ownership or control in one or more series of transactions of more than twenty-five percent (25%) of the common stock and twenty-five percent (25%) of the voting power of the Guarantor entitled to vote in the election of members of the board of directors of the Guarantor; or

     9.16 The Guarantor shall deny its liability under the Guaranty or take any action to terminate its liability thereunder, or any event shall have occurred or condition shall exist which in the reasonable opinion of either Lender might result in the Lenders not being able to enforce the obligations of the Guarantor under the Guaranty, unless the Guarantor reaffirms its obligations under the Guaranty in writing in a manner satisfactory to each Lender and its counsel within five (5) Business Days of its receipt of a written request from the Agent or a Lender to do so; then; (A) upon the occurrence of an Event of Default described in Section 9.8 relating to the Company, (i) the Revolving Credit Commitment and the Swingline Commitment, the obligation of the Lenders to make any further advances under the Revolving Credit Facility, the obligation of NationsBank to make any further advances under the Swingline Facility and the obligation of the Issuing Lender to issue any further Letters of Credit shall automatically and immediately terminate, (ii) the entire outstanding principal balance of the Revolving Credit Notes and the Swingline Note and all accrued interest thereon and all other amounts payable by the Company to the Lenders, the Issuing Lender and the Agent shall automatically and immediately become due and payable without presentment, demand, protest or any notice of any kind, or any other action by or on behalf of the Lenders, the Issuing Lender or the Agent, all of which are hereby waived, anything contained herein or in the Notes to the contrary notwithstanding, and (iii) the Lenders, the Issuing Lender and the Agent may proceed to enforce payment of the Notes and to exercise any and all of its rights hereunder, under the Notes, under the other Loan Documents or otherwise available to the Lenders, the Issuing Lender, the Agent or any of them; and (B) at any time after the occurrence of any Event of Default (other than an Event of Default described in Section 9.8 relating to the Company), the Agent may, if it deems appropriate, and the Agent shall, if requested to do so by either Lender, by written notice to the Company, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Revolving Credit Commitment and the Swingline Commitment, the obligation of the Lenders to make any further advances under the Revolving Credit Facility, the obligation of NationsBank to make any further advances under the Swingline Facility and the obligation of the Issuing Lender to issue any further Letters of Credit, (ii) declare the Revolving Credit Notes, the Swingline Note and/or all other amounts payable by the Company to the Lenders, the Issuing Lender and the Agent to be forthwith due and payable, whereupon the applicable Note or Notes and all such other amounts shall be forthwith due and payable, both as to principal and interest, without presentment, demand, protest, or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Notes to the contrary notwithstanding, and/or (iii) proceed to enforce payment of the Notes and to exercise any and all of the rights of the Lenders, the Issuing Lender and the Agent hereunder, under the Notes, under the other Loan Documents or otherwise available to the Lenders, the Issuing Lender, the Agent or any of them.

                                   SECTION 10
                        SET-OFFS AND SHARING OF PAYMENTS

     10.1 Right of Set-off; Adjustments. (a) Upon the occurrence and during the continuance of any Event of Default, each Lender (and each of its Affiliates) is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender (or any of its Affiliates) to or for the credit or the account of the Company against any and all of the obligations of the Company now or hereafter existing under this Agreement and the Note or Notes held by such Lender, irrespective of whether such Lender shall have made any demand under this Agreement or such Note or Notes and although such obligations may be unmatured. Each Lender agrees promptly to notify the Company after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 10.1 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender may have.

     (b) If any Lender (a "benefited Lender") shall at any time receive any payment of all or part of the Revolving Credit Loans owing to it, or interest thereon, or receive any collateral with respect thereto (whether voluntarily or involuntarily, by set-off, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, with respect to such other Lender's Revolving Credit Loans owing to it, or interest thereon, such benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender's Revolving Credit Loans owing to it, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Company agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 10.1 may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such purchasing Lender were the direct creditor of the Company in the amount of such participation.

                                   SECTION 11
                                    THE AGENT

     11.1 Appointment, Powers, and Immunities. Each Lender hereby irrevocably appoints and authorizes the Agent to act as its agent under this Agreement and the other Loan

Documents with such powers and discretion as are specifically delegated to the Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. The Agent (which term as used in this sentence and in Section 11.5 and the first sentence of Section 11.6 shall include its Affiliates and its own and its Affiliates' officers, directors, employees, and agents): (a) shall not have any duties or responsibilities except those expressly set forth in this Agreement and shall not be a trustee or fiduciary for any Lender; (b) shall not be responsible to the Lenders, or any of them, for any recital, statement, representation, or warranty (whether written or oral) made in or in connection with any Loan Document or any certificate or other document referred to or provided for in, or received by any of them under, any Loan Document, or for the value, validity, effectiveness, genuineness, enforceability, or sufficiency of any Loan Document, or any other document referred to or provided for therein or for any failure by the Company or any other Person to perform any of its obligations thereunder;
(c) shall not be responsible for or have any duty to ascertain, inquire into, or verify the performance or observance of any covenants or agreements by the Company or any other Person or the satisfaction of any condition or to inspect the property (including the books and records) of the Company or any of its Subsidiaries or Affiliates or any other Person; (d) shall not be required to initiate or conduct any litigation or collection proceedings under any Loan Document except as specifically provided in such Loan Document; and (e) shall not be responsible for any action taken or omitted to be taken by it under or in connection with any Loan Document, except for its own gross negligence or willful misconduct. The Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.

     11.2 Reliance By Agent. The Agent shall be entitled to rely upon any certification, notice, instrument, writing, or other communication (including, without limitation, any thereof by telephone or telecopy) believed by it to be genuine and correct and to have been signed, sent or made by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel (including counsel for the Company), independent accountants, and other experts selected by the Agent. The Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof. As to any matters not expressly provided for by this Agreement, the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding on all of the Lenders; provided, however, that the Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to any Loan Document or applicable law unless it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking any such action.

     11.3 Defaults. The Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Agent has received written notice from a Lender or the Company specifying such Default or Event of Default and stating that such notice is a "Notice of Default". In the event that the Agent receives such a notice of the occurrence of a Default or Event of Default or the Agent otherwise has actual knowledge of the occurrence of

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


a Default or an Event of Default, the Agent shall give prompt notice thereof to the Lenders. The Agent shall (subject to Section 11.2) take such action with respect to such Default or Event of Default as shall reasonably be directed by the Required Lenders, provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interest of the Lenders.

     11.4 Rights as Lender. With respect to its Revolving Credit Commitment and the Loans made by it, NationsBank (and any successor acting as Agent) in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Agent, and the term "Lender" or "Lenders" shall, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent (and any successor acting as Agent) and its Affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to, make investments in, provide services to, and generally engage in any kind of lending, trust, or other business with the Company or any of its Subsidiaries or Affiliates as if it were not acting as Agent, and the Agent (and any successor acting as Agent) and its Affiliates may accept fees and other consideration from the Company or any of its Subsidiaries or Affiliates for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

     11.5 Indemnification. The Lenders agree ratably in accordance with their respective Revolving Credit Commitment Percentages (to the extent not reimbursed under Section 12.1, but without limiting the obligations of the Company under such Section 12.1) to indemnify and hold harmless the Agent and each of its Subsidiaries and Affiliates and their respective officers, directors, employees, agents, and advisors (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities, costs, and expenses (including, without limitation, reasonable attorneys' fees) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation, or proceeding or preparation of defense in connection therewith) the Loan Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans, except to the extent such claim, damage, loss, liability, cost, or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 11.5 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Company, its directors, shareholders or creditors or an Indemnified Party and whether any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.

     11.6 Non-Reliance on Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the

Company and its own decision to enter into this Agreement and that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under the Loan Documents. Except for notices, reports, and other documents and information expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition, or business of the Company, the Guarantor or any of their respective Subsidiaries or Affiliates that may come into the possession of the Agent or any of its Affiliates.

     11.7 Resignation of Agent. The Agent may resign at any time by giving written notice to the Lenders and the Company. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a commercial bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of at least $100,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor, such successor shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 11 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

                                   SECTION 12
                            MISCELLANEOUS PROVISIONS

     12.1 Expenses; Indemnification. (a) The Company agrees to pay on demand all reasonable costs and expenses of the Agent and each Lender in connection with the syndication, preparation, execution, delivery, administration, modification, and amendment of this Agreement, the other Loan Documents, and the other documents to be delivered hereunder; including, without limitation, the reasonable fees and expenses of counsel for the Agent and each Lender with respect thereto and with respect to advising the Agent and each Lender as to its rights and responsibilities under the Loan Documents. The Company further agrees to pay on demand all costs and expenses of the Lenders, the Issuing Lender and the Agent, if any (including, without limitation, reasonable attorneys' fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings, or otherwise) of the Loan Documents and the other documents to be delivered hereunder or in connection with the Loans made hereunder.

     (b) The Company agrees to indemnify and hold harmless each Lender, the Issuing Lender and the Agent and each of their respective Affiliates and their respective officers, directors, employees, agents, and advisors (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities, costs, and expenses (including, without limitation, reasonable attorneys' fees) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation, or proceeding or preparation of defense in connection therewith) the Loan Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans, except to the extent such claim, damage, loss, liability, cost, or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 12.1(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Company, its directors, shareholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Company agrees not to assert any claim against any Lender, the Issuing Lender, the Agent, any of their respective Affiliates, or any of their respective directors, officers, employees, attorneys, agents, and advisers, on any theory of liability, for special, indirect, consequential, or punitive damages arising out of or otherwise relating to the Loan Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans and waives any such claim it may now or hereafter have.

     12.2 Several Obligations of Lenders. The obligation of each Lender to make the Revolving Credit Loans provided for herein is several, and no Lender shall be liable in the event that any other Lender fails to make any Revolving Credit Loan it has agreed to make hereunder.

     12.3 Cumulative Rights and No Waiver. Each and every right granted to the Lenders, or any of them, the Issuing Lender or the Agent hereunder or under any other document delivered hereunder or in connection herewith, or allowed them or any of them by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of the Lenders, or any of them, the Issuing Lender or the Agent to exercise, and no delay in exercising, any right shall operate as a waiver thereof, nor shall any single or partial exercise by the Lenders, or any of them, the Issuing Lender or the Agent of any right preclude any other or future exercise thereof or the exercise of any other right.

     12.4 Amendments and Waivers. Any provision of this Agreement or any other Loan Document may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Company and the Required Lenders.

     12.5 Notices. All notices, requests and other communications to any party hereunder will be in writing and will be given to such party at its address or telefacsimile number set forth below or such other address or telefacsimile number as such party may hereafter specify in writing for this purpose by notice to the other parties:

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


                           If to the Company:

                           Jack of All Games, Inc.
                           c/o Take-Two Interactive Software, Inc.
                           575 Broadway, 6th Floor
                           New York, New York  10019
                           Attention:  Larry Muller
                           Telefacsimile:  (212) 941-2997

                           with a copy to:

                           Barry S. Rutcofsky, Esquire
                           Tenzer Greenblatt LLP
                           The Chrysler Building
                           405 Lexington Avenue
                           New York, New York 10174
                           Telefacsimile: (212) 885-5001

                           If to the Agent:

                           NationsBank, N.A.
                           Independence Center
                           101 N. Tryon Street - 15th Floor
                           Charlotte, North Carolina 28255
                           Attention:  Angela Berry
                           Telephone:  (704) 386-8958
                           Telefacsimile: (704) 388-9436

                           with a copy to:

                           Jeffrey M. Gill, Esquire
                           Mays & Valentine, L.L.P.
                           1111 East Main Street
                           Richmond, Virginia 23219
                           Telefacsimile: (804) 697-1339

If to any Lender, at the address shown opposite its name on the signature pages. Each such notice, request or other communication will be effective (i) if given by telefacsimile, when receipt is confirmed by telephone, (ii) if given by mail, three (3) Business Days after it is deposited in the U.S. mail with first class postage prepaid, addressed as provided above, or (iii) if given by any other means, when delivered at the applicable address as provided above.



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



     12.6 Applicable Law. This Agreement and the Notes shall be construed in accordance with and governed by the laws of the Commonwealth of Virginia.

     12.7 Survivorship. All covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making of the Loans, the execution and delivery of the Notes and the issuance of the Letters of Credit and shall continue in full force and effect so long as the Company may borrow or request the issuance of Letters of Credit hereunder or any portion of the Notes or any obligation hereunder or under any other Loan Document is outstanding and unpaid. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party, and all covenants, promises and agreements by or on behalf of the Company which are contained in this Agreement shall bind the successors and assigns of the Company and inure to the benefit of the successors and assigns of the Lenders, the Issuing Lender and the Agent. The Company shall not have the right to assign any of its rights or obligations hereunder

     12.8 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

     12.9 Headings. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

     12.10 Arbitration. Any controversy or claim between or among the parties hereto including but not limited to those arising out of or relating to this Agreement or any related agreements or instruments, including any claim based on or arising from an alleged tort, shall be determined by binding arbitration in accordance with the Federal Arbitration Act (or if not applicable, applicable state law), the rules of practice and procedure for the arbitration of commercial disputes of Judicial Arbitration and Mediation Services, Inc./Endispute (J.A.M.S.), and the "special rules" set forth below. In the event of any inconsistency, the special rules shall control. Judgment upon any arbitration award may be entered in any court having jurisdiction. Any party to this Agreement may bring an action, including a summary or expedited proceeding, to compel arbitration of any controversy or claim to which this Agreement applies in any court having jurisdiction over such action.

     The arbitration shall be conducted in Richmond, Virginia and administered by J.A.M.S. who will appoint an arbitrator; if J.A.M.S. is unable or legally precluded from administering the arbitration, then the American Arbitration Association will serve. All arbitration hearings will be commenced within ninety
(90) days of the demand for arbitration; further, the arbitrator shall only, upon a showing of cause, be permitted to extend the commencement of such hearing for up to an additional sixty (60) days.

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



     Nothing in this Agreement shall be deemed to (i) limit the applicability of any otherwise applicable statute of limitation or repose or any waivers contained in this agreement; or (ii) be a waiver by the Lenders of the protection afforded to them by 12 U.S.C. Sec. 91 or any substantially equivalent state law; or (iii) limit the right of the Lenders (a) to exercise self help remedies such as (but not limited to) setoff, or (b) to foreclose against any real or personal property collateral, or (c) to obtain from a court provisional or ancillary remedies such as (but not limited to) injunctive relief, writ of possession or the appointment of a receiver. The Lenders may exercise such self help rights, foreclose upon such property, or obtain such provisional or ancillary remedies before, during or after the pendency of any arbitration proceeding brought pursuant to this Agreement. Neither this exercise of self help remedies nor the institution or maintenance of an action for foreclosure or provisional or ancillary remedies shall constitute a waiver of the right of any party, including the claimant in any such action, to arbitrate the merits of the controversy or claim occasioning resort to such remedies.

     12.11 Entire Agreement. This Agreement and the other Loan Documents constitute the entire agreement of the Company, the Lenders and the Agent with respect to the subject matter hereof and supersede all prior or contemporaneous agreements, whether oral or written.

     IN WITNESS WHEREOF, the Company, the Agent and the Lenders have caused this Agreement to be duly executed by their duly authorized officers, all as of the day and year first above written. JACK OF ALL GAMES, INC.



                               By:   /s/ Larry Muller
                                    --------------------------------------------
                                    Its:  Vice President/Chief Financial Officer



                               NATIONSBANK, N.A., as Agent



                               By:  /s/ Austin Welder
                                    --------------------------------------------
                                    Its:  Vice President

Address for notices:                        NATIONSBANK, N.A., as Lender

NationsBank, N.A.
1111 East Main Street
Richmond, Virginia 23219                    By:   /s/ Austin Welder
Attention:  Austin B. Welder                     -------------------------------
Telefacsimile: (804) 788-3432                    Its:  Vice President

Address for notices:                        THE PROVIDENT BANK

The Provident Bank
One East Fourth Street
Cincinnati, Ohio 45202                      By:   /s/ John Rentz
Attention:  John D. Rentz                        -------------------------------
Telefacsimile: (513) 579-2201                    Its:  Vice President